Exhibit 2
To Shareholders in the United States:
Both parties of the Share Exchange Agreement referred to in this document, Nidec Corporation and Nidec Servo Corporation, have been incorporated under the laws of Japan. The share exchange transaction described in this document is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the issuer may purchase shares otherwise than under the share exchange transaction, such as in open market or privately negotiated purchases or through subscriptions of newly issued shares.
This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

Note:	This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translation and the Japanese original, the original shall prevail.
Securities Code: 6585
June 2, 2010
To Our Shareholders with Voting Rights
Takuya Tajima
President
NIDEC SERVO CORPORATION
3-93 Aioi-cho, Kiryu-shi, Gunma, JAPAN
NOTICE OF THE 75th ORDINARY GENERAL MEETING OF SHAREHOLDERS
You are cordially invited to attend the 75th Ordinary General Meeting of Shareholders of NIDEC SERVO CORPORATION (the “Company”). The meeting will be held as described below.
If you are unable to attend the Meeting, you can exercise your voting rights in writing. Please review the Reference Documents for the General Meeting of Shareholders, and indicate your votes for or against each proposal on the enclosed voting form and return it to the Company prior to 5:30 p.m., Thursday, June 17, 2010 (JST).

1.	Date and Time:	Friday, June 18, 2010 at 10:00 a.m.

2.	Place:	North hall, 7F, Nidec Tokyo Building 1-20-13 Osaki, Shinagawa-ku, Tokyo, Japan

3.	Agenda of the Meeting:
	Matters to be reported:	1. The Business Report and the Consolidated Financial Statements for the 75th fiscal year (from April 1, 2009 to March 31, 2010) and results of audits by the Accounting Auditor and the Board of Corporate Auditors of the Consolidated Financial Statements
2. The Non-Consolidated Financial Statements for the 75th fiscal year (from April 1, 2009 to March 31, 2010)

Proposals to be resolved:
	Proposal No. 1:	Approval of Share Exchange Agreement
	Proposal No. 2:	Election of Seven Directors

4.	Other matters with regard to convocation of the General Meeting of Shareholders:
(1)	If there is no selection for approval or disapproval for proposals on your voting form, you shall be deemed to have expressed an intent to approve the Company proposals.

(2)	For voting by proxy, you can exercise your voting rights by authorizing one other shareholder with voting rights to act as your proxy. However, kindly understand in advance that submission of a document to certify the right of proxy will be necessary.

(3)	Shareholders who are to exercise diversely the votes they hold shall notify in writing the Company that they will diversely exercise their votes and of the reason therefor no later than three days prior to the day of the Meeting (June 14, 2010, Monday).

*	For those attending, please present the enclosed voting form at the reception desk upon arrival at the Meeting.

*	Kindly understand in advance that no get-together party after the Meeting shall be held due to management reasons of the Meeting venue.

*	Should any modification to the Reference Documents for General Meeting of Shareholders, Business Report, Non-Consolidated Financial Statements and Consolidated Financial Statements occur, the matters after modification will be posted on the Internet website of the Company (http://www.nidec-servo.com/jp/).

Operating and Financial Review and Prospects
(For the fiscal year from April 01, 2009 to March 31, 2010)
1.	Overview of Business Conditions
(1)	Analysis of business results

[Business results for the consolidated current fiscal year]

During the fiscal year under review, Japan’s economy continued to experience difficult conditions with low corporate results, a deterioration of employment conditions, deepening deflation, and temporary fears of a double-dip recession in the macro-economy. Although some markets are seeing signs of recovery, its momentum is still too weak to pull up the entire economy.

Under these difficult management conditions, the Group attempted to improve corporate performance by applying its combined strengths, mainly through “WPR™ project (double profit ratio = profit ratio doubling project),” to achieve sharply improved profitability. Net sales, which were impacted by the above, was ¥20,305 million (representing a decrease of 19.3% or ¥4,865 million from the previous fiscal year). Operating income was ¥1,372 million (representing an increase of 16.1% or ¥190 million from the previous fiscal year); ordinary income was ¥1,429 million (representing an increase of 34.4% or ¥366 million from the previous fiscal year); and net income was ¥1,376 million (representing an increase of 102.4% or ¥696 million from the previous fiscal year). The profit ratio improved substantially as a result of our continuing efforts to enhance productivity and reduce fixed costs, other costs, and expenses. We will continue to work to reinforce the business structure through “WPR™ project.”

Operating results by product segment for the fiscal year under review are as follows:
(i)	Motor Division

Net sales for the Motor Division of the Group decreased ¥4,102 million to ¥17,361 million from the previous fiscal year, reflecting the above. Although the percentage decrease of sales was significant, operating income was ¥2,321 million, which represents a ¥261 million decrease from the previous fiscal year, and was supported by our efforts to improve our performance mainly through “WPR™ project.” The Group will continue to grow aggressively by introducing new products such as our unique precision stepping motors and highly reliable fan motors, which were developed in-house.

(ii)	Motor Application Products Division

Net sales for the Motor Application Products Division of the Group decreased ¥763 million to ¥2,944 million from the previous fiscal year, due to falling sales of Ice Makers in the US market. Operating income (loss) recorded a loss of ¥72 million, which is a decrease of ¥2 million from the previous fiscal year. In this business segment, we will also aggressively introduce new products and expand our customer base.
[Major measures for the fiscal year under review]

Major measures taken to develop products during the fiscal year under review were as follows:
(i)	Basic strategy
•	Early provision of motor products and motor application system products that are highly competitive to promising growth markets with themes such as energy saving and ecosystem-friendliness, led by a business unit for each major product, and supported by the combined efforts of sales, development and manufacturing departments.

•	Streamlining of R&D investments by screening and centralizing development themes, reducing development lead-times, and repositioning development resources through joint development and technology exchanges with member companies of Nidec Group (Research and development expenses for the fiscal year under review was ¥453 million.).
(ii)	Major achievements of motor products for the fiscal year under review
•	Office equipment and information and telecommunication equipment markets
à	Development and commercialization of brushless DC motor units for color printers

à	Development and commercialization of cost-effective hybrid type stepping motors with a rotor with twin magnets

à	Development and commercialization of high airflow rate fan motor units for telecommunication base stations

à	Development and commercialization of high static pressure and airflow rate fan motors with stator blades for servers (G Series) and a high-speed series of high airflow rate fan motors with wide low acoustic noise operation range using advanced digital engineering technologies(Gentle Typhoon)
•	Industrial equipment markets
à	Development and commercialization of intelligent stepping motors integrated with motor driver (i-Motor)

à	Development of automatic door actuator units for home elevators

à	Development of brushless DC motors powered with AC source

à	Development and commercialization of DC motors with long-life brushes and gear unit based on DMN 29

à	Development and commercialization of slip ring, etc. for high definition security cameras
(iii)	Major achievements of motor application system products for the fiscal year under review
•	Medical equipment markets
à	Clearance to manufacture medical equipment for ambulatory infusion pumps and introduction of the products to domestic market
•	Other activities related to motor application system products
à	Development and commercialization of centrifugal pumps for home appliances

à	Development of various innovative motor application units/system products based on motor drive mechanism and micro-computer control technologies

à	Development of design tool to improve development efficiency regarding dynamic and/or static analysis of design parameters on development processes of new products
(2)	Capital investment

The capital investment during the fiscal year under review was ¥1,660 million, an increase of ¥335 million from the previous fiscal year. During the fiscal year under review, capital investment by the Company was ¥1,041 million, which included capital spending of ¥994 million for constructing a company dormitory; without such spending total expenditure would have decreased ¥153 million from the previous fiscal year. Capital spending was constricted because we have not returned to the level of sales recorded two years ago, although we have experienced a gradual recovery from the sharp reductions of orders received and sales in the previous fiscal year. As a group, the amount represented a decrease of ¥506 million from the previous fiscal year, however, NIDEC SERVO VIETNAM CORPORATION, which commenced full-scale operations in April 2009 had capital expenditures of ¥379 million. The breakdown of the consolidated total is as follows:

(Yen in millions/year)

			Difference from the
Item	FY2008	FY2009	previous fiscal year
The Company	200	1,041	841
Group companies	1,125	619	(506)

Consolidated total	1,325	1,660	335

(3)	Financing

No funds were raised through the issuance of corporate bonds, etc.

(4)	Issues

The Company is creating a strong corporate structure that can secure profits even if sales drop to half of their peak through WPRTM efforts, to which the entire group contributed and was committed. However, the economy’s recovery is still weak, and sales by the Company is lackluster. Building a strong sales network that links our technologies to sales is an issue to be urgently tackled, so that we can take advantage of a resilient corporate structure that is capable of generating high profits. We will also continue to drop or merge products that generate low profits, and remain committed to enhancing productivity, thus further boosting profitability.

Small precision motors and their application products are experiencing tough global competition, under which only corporations that excel in global marketing and manufacturing will survive. In a difficult environment, in order to respond to the above issues and achieve further performance gains, it is necessary for the Company to have a more agile management, while pursuing strategic synergies. From this perspective, the Company decided to enter into a share exchange agreement, under which the Company became a wholly-owned subsidiary of our parent company, Nidec Corporation, at a Board of Directors’ meeting held on April 26, 2010, and seeks approval at this Ordinary General Meeting of Shareholders.

The Company and Nidec Corporation have many common elements such as technologies, products, and customers because the core business of both companies is small precision motors. We are already a member company of the Nidec Corporation Group and have enjoyed strong synergy effect, including access to the purchasing power of the Nidec Corporation Group and sales cooperation. By becoming a wholly-owned subsidiary, the Company will promote cooperation in the fields of development, production and sales to achieve further gains.

WPRTM:
a.	WPR was named by Mr. Shigenobu Nagamori of Nidec Corporation based on his unique business management method in 2008.

b.	WPRTM is a trademark of Nidec Corporation in Japan.

c.	WPR© Shigenobu Nagamori Nidec Corporation 2008.
(5)	Changes to assets, profits and losses
(Yen in millions)

Category	FY2006	FY2007	FY2008	FY2009
Net sales	32,177	35,046	25,170	20,305
Operating income (loss)	(560)	2,053	1,182	1,372
Net income (loss)	(1,451)	1,654	680	1,376
Net income (loss) per share (yen)	(40.70)	46.49	19.13	38.74

Total assets	23,300	19,549	18,168	19,578

(6)	Important parent companies and subsidiaries

The Group consists of Nidec Corporation, the parent company, the Company, and nine subsidiaries.

(7)	Main business line

The Group engages in the production and sale of motors and motor application products. Business information is divided into that of the Motor Division segment and of the Motor Application Products Division segment; the positioning of each product is not described because each group member company manufactures products common to both segments.

(8)	Locations of major business and sales offices (as of March 31, 2010)
(i)	The Company (Place of business)

Description	Location
Head Office, Corporate Administrative Division, R&D/Engineering Division, Kiryu Factory	Kiryu-shi, Gunma
Sales Division	Shinagawa-ku, Tokyo
(Sales office)

Sales office	Location
Osaka Sales Office	Osaka-shi, Osaka
Nagoya Sales Office	Nagoya-shi, Aichi
North Kanto Sales Office	Hitachinaka-shi, Ibaraki
Tohoku Sales Office and Singapore Sales Office were closed in July 2009 and December 2009 respectively.
(ii)	Domestic subsidiary

Company name	Location of head office
NIDEC SERVO HOTAKA CORPORATION	Azumino-shi, Nagano
(iii)	Overseas subsidiaries

Company name	Location of head office
JAPAN SERVO MOTORS SINGAPORE PTE. LTD.	Singapore
P.T JAPAN SERVO BATAM	Indonesia (Batam Island)
NIDEC SERVO VIETNAM CORPORATION	Vietnam
NIDEC SERVO (CHANGZHOU) CORPORATION	China (Changzhou, Jiangsu)
NIDEC SERVO (HONG KONG) CO., LIMITED	China (Hong Kong)
NIDEC SERVO EUROPE B.V.	The Netherlands
NIDEC SERVO AMERICA CORPORATION	United States of America
JAPAN SERVO EUROPE GMBH	Germany

(Notes) 1.	All domestic and overseas subsidiaries of the Company are wholly owned by the Company.

2.	JAPAN SERVO EUROPE GMBH is undergoing liquidation proceedings as disclosed on December 14, 2007.

(9)	Employees
(as of March 31, 2010)

		Increase (decrease) from
Division	Number of employees	previous fiscal year end
Motor	2,970	503
Motor Application Products	516	264
Corporate	76	8
Total	3,562	775
The increase in the number of employees from the previous fiscal year-end was mainly due to commencement of full-scale operations by NIDEC SERVO VIETNAM CORPORATION and a resulting increase of employees.
(10)	Major financial lender and amount borrowed
(as of March 31, 2010)

Lender	Amount borrowed
Nidec Corporation	2,693 million yen
Total	2,693 million yen

2. Matters concerning the Company’s shares (as of March 31, 2010)

(1)	Total number of shares authorized:	88,000,000

(2)	Total number of shares issued:	35,691,838
	(of which the number of own shares is	174,580)

(3)	Number of shareholders:	3,197

(4)	Ten major shareholders (excluding repurchased shares):

	Shares owned	Shareholding ratio
Shareholders	(in thousands)	(%)
Nidec Corporation	22,855	64.35
Shigenobu Nagamori	1,300	3.66
The Bank of New York Europe Limited Luxemburg 131800	699	1.97
The Master Trust Bank of Japan, Ltd. (Account in Trust)	477	1.34
Japan Trustee Services Bank, Ltd. (Account in Trust)	388	1.09
CBLDN Stichting Pensioenfonds Metaal En Techniek	251	0.71
Chuo Shoji Ltd.	224	0.63
ROKUGOU ELEMEC CO., LTD.	202	0.57
Yasuaki Kawai	170	0.48
Japan Trustee Services Bank, Ltd. (Accounts in Trust 9)	161	0.45
Total	26,727	75.25

(Notes) 1.	The shareholding ratio is calculated on the basis of the number of shares after excluding own shares from the total number of shares issued (35,517,258 shares), which is rounded to the second decimal point.

2.	Own shares are excluded from the number of shares held by the above major shareholders.
(5)	Other material information related to shares

[Acquisition of own shares and those held]
(i)	Shares acquired

Common shares 10,286

Total value of shares acquired 4,894 thousand yen

(ii)	Shares held at the end of the fiscal year under review

Common shares 174,580
3.	Share warrants, etc.

The Company has not issued share warrants.

4. Directors and Corporate Auditors of the Company
     (1) Directors and Corporate Auditors

Area of
Position	Name	responsibility	Principal concurrent positions
Chairman of the Board	Shigenobu Nagamori	Chairman of the Board, President & CEO of Nidec Corporation,

Member of the Board and Chairman of Nidec Sankyo Corporation,

Member of the Board and Chairman of Nidec Copal Corporation,

Member of the Board and Chairman of Nidec Tosok Corporation,

Member of the Board and Chairman of Nidec Copal Electronics Corporation,

Member of the Board and Chairman of Nidec-Read Corporation,

Representative Director and Chairman of Nidec-Shimpo Corporation,

Representative Director and Chairman of Nidec Nissin Corporation,

Member of the Board and Chairman of NIDEC SERVO HOTAKA CORPORATION

Representative Director, President	Takuya Tajima	Representative Director and President of NIDEC SERVO EUROPE B.V.,

Representative Director and Chairman of NIDEC SERVO (HONG KONG) CO., LIMITED.,

Member of the Board and Chairman of JAPAN SERVO MOTORS SINGAPORE PTE. LTD.,

Member of the Board and Chairman of P.T JAPAN SERVO BATAM,

Member of the Board and Chairman of NIDEC SERVO VIETNAM CORPORATION,

Representative Director and Chairman of NIDEC SERVO (CHANGZHOU) CORPORATION

Director	Masahiro Hishida	First Senior Vice President, General Manager of Sales Division	Vice President of Nidec Corporation

Director	Yasuo Matsuda	Senior Vice President, General Manager of R&D/Engineering Division

Director	Genzo Arakawa	Senior Vice President, General Manager of Manufacturing Division	Vice President of Nidec Corporation

Director	Hiroshi Sakamoto	Vice President, General Manager of Corporate Administrative Division

Area of
Position	Name	responsibility	Principal concurrent positions
Director	Hiroshi Kobe		Representative Director, Executive Vice President & COO of Nidec Corporation, Representative Director and Chairman of Nidec Korea Corporation,
Representative Director and Chairman of Nidec Total Service Corporation

Director	Kenji Sawamura	Member of the Board and Executive Vice President and Executive Officer of Nidec Corporation,

Representative Director, Chairman & CEO of Nidec Electronics GmbH,

Representative Director and Chairman of Nidec (Dalian) Limited,

Representative Director and Chairman of Nidec Automobile Motor (Zhejiang) Corporation,

Representative Director and Chairman of Nidec (Dongguan) Limited,

Representative Director and Chairman of Nidec Techno Motor Holdings Corporation,

Representative Director and Chairman of Nidec Shibaura Corporation,

Representative Director and Chairman of Nidec Power Motor Corporation,

Representative Director and Chairman of Nidec Machinery Corporation,

Member of the Board, Chairman and CEO of Nidec America Corporation,

Member of the Board, Chairman and CEO of Nidec Vietnam Corporation,

Member of the Board and Chairman of Nidec Motors & Actuators

Full-time Corporate Auditor	Kimiaki Sumiyoshi

Corporate Auditor	Seiichi Hattori		Senior Vice President of Nidec Corporation, Representative Director and Chairman of Nidec (H.K.) Co., Ltd.

Corporate Auditor	Tetsuo Inoue		Member of the Board and Vice President of Nidec Corporation

Corporate Auditor	Hideo Asahina		Full-time Corporate Auditor of Nidec Corporation

(Notes) 1.	Messrs. Hiroshi Kobe and Kenji Sawamura, Directors, are Outside Directors under Article 2, item 15 of the Companies Act.

2.	Messrs. Seiichi Hattori, Tetsuo Inoue and Hideo Asahina, Corporate Auditors, are Outside Corporate Auditors under Article 2, item 16 of the Companies Act.

3.	Mr. Kimiaki Sumiyoshi, Full-time Corporate Auditor, who served as Vice President and General Manager of the Accounting Department of the Company after working in the accounting section of Hitachi, Ltd., has considerable financial and accounting knowledge.

Messrs. Seiichi Hattori and Tetsuo Inoue, Corporate Auditors, who have been involved with the management of Nidec Corporation and member companies of Nidec Corporation, have considerable financial and accounting knowledge.

Mr. Hideo Asahina, Corporate Auditor, who has many years of experience in financial services, has considerable financial and accounting knowledge.

4.	Change of Directors during the fiscal year under review

At the end of the 74th Ordinary General Meeting of Shareholders held on June 19, 2009, Mr. Masahiro Hishida was newly elected and assumed office as Director (The other Directors were reelected). Concurrently, Mr. Kuniyoshi Nakamura retired from his office upon expiration of his term. As of March 31, 2010, Mr. Genzo Arakawa, Director, retired and Mr. Yasuo Matsuda, Director, resigned his office as Senior Vice President and General Manager of R&D/Engineering Division (remained Director).

Resigned officers

Position	Name	Area of responsibility	Principal concurrent positions
Director	Genzo Arakawa	Senior Vice President, General Manager of Manufacturing Division	Vice President of Nidec Corporation
5.	Independent Officer

On March 2010, Mr. Hideo Asahina, Corporate Auditor of the Company, was elected as an Independent Officer stipulated in the provisions of Tokyo Stock Exchange (TSE).
(2)	Total remunerations of Directors and Corporate Auditors and number receiving remunerations in the fiscal year under review

The total amount of remuneration paid to seven Directors (except two Outside Directors) and one Corporate Auditor (except three Outside Corporate Auditors) was ¥66 million for the fiscal year under review.

(Notes)	1.	No non-cash remuneration (in consideration of performance of duties) was given to Directors and Corporate Auditors.
2.	The above amount includes bonuses for officers.
(3)	Outside officers (as of March 31, 2010)

[Principal concurrent positions and major responsibilities]

Name of company in which the person holds concurrent positions and
Category	Name	responsibilities
Outside Directors	Hiroshi Kobe	Representative Director, Executive Vice President & COO of Nidec Corporation,

Representative Director and Chairman of Nidec Korea Corporation,

Representative Director and Chairman of Nidec Total Service Corporation

	Kenji Sawamura	Member of the Board and Executive Vice President of Nidec Corporation,

Representative Director, Chairman and CEO of Nidec Electronics GmbH,

Representative Director and Chairman of Nidec (Dalian) Limited,

Representative Director and Chairman of Nidec Automobile Motor (Zhejiang) Corporation,

Representative Director and Chairman of Nidec (Dongguan) Limited,

Representative Director and Chairman of Nidec Techno Motor Holdings Corporation,

Representative Director and Chairman of Nidec Shibaura Corporation,

Representative Director and Chairman of Nidec Power Motor Corporation,

Representative Director and Chairman of Nidec Machinery Corporation,

Member of the Board, Chairman and CEO of Nidec America Corporation,

Member of the Board, Chairman and CEO of Nidec Vietnam Corporation,

Member of the Board and Chairman of Nidec Motors & Actuators

Outside Corporate Auditors	Seiichi Hattori	Senior Vice President of Nidec Corporation,

Representative Director and Chairman Nidec (H.K.) Co., Ltd.

	Tetsuo Inoue	Member of the Board and Vice President of Nidec Corporation

	Hideo Asahina	Full-time Corporate Auditor of Nidec Corporation

(Notes)	1.	There are no Outside Directors or Outside Corporate Auditors of the Company who fall into the category of “spouse, relative within three degrees of relationship and/or persons similar thereto” of managing members of the Company or business operators that have specific relations with the Company as set forth in Article 124, item 3 of Ordinance for Enforcement of the Companies Act.
2.	Messrs. Hiroshi Kobe and Kenji Sawamura, Outside Directors, provide advice and opinions regarding the overall management to the Company using their extensive management experience at Nidec Corporation.

3.	Messrs. Seiichi Hattori, Tetsuo Inoue, and Hideo Asahina, Outside Corporate Auditors, provide advice and opinions regarding material managerial affairs at meetings of the Board of Corporate Auditors and make comments from time to time at meetings of the Board of Directors.

4.	Nidec Corporation is the parent company and holds 64.35% of the shares of the Company, excluding own shares, and other companies disclosed in the above table are subsidiaries of Nidec Corporation.

[Summary of limited liability agreement]

The Company has entered into agreements with Hiroshi Kobe and Kenji Sawamura respectively to limit their liabilities in accordance with the provision of Article 21 of the Articles of Incorporation “Exemption from Liability,” in order to limit liability to compensate for damages made to a public company as set forth under Article 423, paragraph 1 of the Companies Act. The agreement is intended to cap the liabilities of those outside directors in the sum of the amounts listed in each item of Article 425, paragraph 1 of the Companies Act.

[Total remuneration]

There are no remunerations, etc. paid to five outside officers.

[Total amount of remunerations received as officers from the parent company or subsidiaries of the parent company]

The total amount of remunerations, etc., the five outside officers received from Nidec Corporation and its subsidiaries as officers of those companies totaled ¥104 million.
5. Auditors
(1)	Name of audit corporation

Kyoto Audit Corporation

(2)	Change of audit corporation during the current fiscal year

None

(3)	Summary of limited liability agreement

The Company has not entered into a limited liability agreement with the audit corporation.

(4)	The amount of remuneration and other compensation of the audit corporation
(i)	Total remunerations and other compensation payable by the Company and its subsidiaries to the auditing company: ¥ 30 million

(ii)	Of the total amount set forth above (i), total remunerations and other compensation payable by the Company and its subsidiaries to the auditing company as consideration for the duties set forth in Article 2, paragraph 1 “Auditing and Attestation” of the Certified Public Accountants Act: ¥ 30 million

(iii)	Of the total amount set forth above (ii), total remunerations and other compensation payable by the Company to the auditing company: ¥ 30 million

(Note)	Under the auditing agreement made between the Company and the auditing corporation, remunerations and other compensation for auditing under the Companies Act and for auditing under the Financial Instruments and Exchange Act are not clearly distinguished from each other and are not possible to distinguish; the amount of (ii) and (iii) is the combined total of remunerations and other compensation.
(5)	Businesses other than those set forth in Article 2, paragraph 1 of the Certified Public Accountants Act (non-auditing business)

Not applicable

(6)	Policy to decide to dismiss or decline re-appointment of an audit corporation

(6)-1 Policy of dismissal
(i)	Should an accounting auditor who is an audit corporation be ordered by the Prime Minister to suspend its duties in whole or part related to the auditing of financial statements or to dissolve itself in accordance with Article 34-21, paragraph 2 of the Certified Public Accountants Act, because such order satisfies a reason for disqualification as set forth in Article 337, paragraph 3, item 1 of the Companies Act, the audit corporation shall be dismissed automatically.

(ii)	In addition to item (i) above, if it is reasonable for the Board of Corporate Auditors to conceive that an accounting auditor may be ordered by the Prime Minister to suspend its duties in whole or part related to the auditing of statements or to dissolve itself, and the Board of Corporate Auditors makes the judgment that such condition satisfies a reason for disqualification of an audit corporation as set forth in Article 340, paragraph 1, item 1 or 2 of the Companies Act, the Board of Corporate Auditors shall determine the details of a proposal regarding the dismissal of the accounting auditor for submission to the Ordinary General Meeting of Shareholders.

(iii)	In the case of item (ii) above, if it is reasonably conceived that the smooth auditing of financial statements may be materially impeded, the accounting auditor shall be dismissed with the unanimous agreement of all the Corporate Auditors. In such a case, a Corporate Auditor appointed by the Board of Corporate Auditors shall inform dismissal of the accounting auditor and reason therefor to the first General Meeting of Shareholders held after the dismissal.
(6)-2 Policy of refusal of re-appointment
(i)	If a person appointed by an accounting auditor, who is an audit corporation, has among its staff to conduct duties an accounting auditor who falls under any of the items set forth in Article 340 , paragraph 1 of the Companies Act or fails to comply with the duties and obligations of a certified public accountant as set forth under the Certified Public Accountants Act, and further if the audit corporation does not promptly appoint a different person to conduct the duties of the accounting auditor in place of the defaulting person, the Board of Corporate Auditors shall table a resolution for submission to the General Meeting of Shareholders to the effect that the accounting auditor shall not be reappointed.

(ii)	Should the Board of Corporate Auditors judge that adequate performance of duties is not secured regarding the performance of duties by an accounting auditor as set forth in Article 131 of the Corporate Accounting Rules, the Board of Corporate Auditors shall determine the detail of a proposal for submission to the General Meeting of Shareholders to the effect that the accounting auditor shall not be reappointed.

6.	Summary of resolution by the Board of Directors related to improving the system to ensure appropriate business operations
6-1	System to ensure that execution of duties by the Directors complies with laws, regulations, and the Company’s Articles of Incorporation (Article 362, paragraph 4, item 6 of the Companies Act)
(i)	To ensure the effectiveness of the internal control system, the Company stipulates working rules, rules concerning prevention of anti-social transactions, and other company rules. Those rules and provisions established are posted on the company’s bulletin board so that employees may view them at any time.

(ii)	Corporate Administration & Internal Audit Department is set up to perform internal audits to identify legal compliance conditions and prevent violation of laws and regulations.

(iii)	An internal report system is established so that employees of the Company and subsidiaries may report on compliance issues to the relevant department of the Company, and the Company and subsidiaries may monitor appropriate performance of transaction.
6-2	Other system stipulated and required by ordinances of the Ministry of Justice for ensuring appropriate performance of operations of the Company (Article 362, paragraph 4, item 6 of the Companies Act; Article 100 of Ordinance for Enforcement of the Companies Act)

(1)	System of archives and management of information concerning execution of duties by directors
(i)	Relevant rules (including but not limited to Board of Directors Regulations, Vice Presidents Regulations, Regulations Regarding Document Archives, and Confidential Document Handling Rules) stipulate how to handle information and documents related to decisions of Directors and Vice Presidents.

(ii)	Directors and Vice Presidents shall, upon receiving a request by a Corporate Auditor, promptly submit the records and documents set forth above.
(2)	Regulations and systems concerning management of loss-related risks
(i)	Regarding various risks related to compliance, security of information, environment, disaster, quality, export control, and other matters, the appropriate department in charge of respective risks establishes rules and guidelines, conducts training, prepares and distributes manuals, etc., as required.

(ii)	If required to respond to a newly identified risk, the Chairman, President & CEO shall inform such risk throughout the Company and promptly appoint a Vice President to be responsible for the matter.

(iii)	When a risk becomes real and if a material loss is projected, Directors and Vice Presidents shall inform such to the Corporate Auditors promptly.
(3)	System to ensure efficient execution of the duties of directors
(i)	As the basis of the system to ensure efficient execution of the duties of Directors, the Company adopts a Vice President System, and assigns executive authority to the officers. The Board of Directors makes decisions on significant matters concerning the Company’s business policy and strategies, appoints and dismisses Vice Presidents, and supervises execution of business actions.

(ii)	Board of Directors Regulations are established as a mechanism to make prudent decisions after discussions from various perspectives on significant matters that may impact the entire Company or the entire Group.

(iii)	The Company’s and each business group’s annual plans with quantitative targets are developed, and performance is managed on the basis of such annual plans, in order to enhance market competitiveness through the establishment of clear targets and thoroughly monitored costs and profitability.

(iv)	The Company conducts internal audits to assess operations and improve conditions.

(v)	The Board of Corporate Auditors shall perform its duties in accordance with the code of Kansayaku Auditing Standards (Japan Corporate Auditors Association), in order to ensure appropriate performance of duties by the accounting auditor.
(4)	System to ensure that execution of duties by employees complies with laws, regulations, and the Company’s Articles of Incorporation

Same as those set forth in 6-1

(5)	System to ensure appropriate business operations by the corporate group that consists of the Company, the parent company, and subsidiaries
(i)	The Company and Group strive to share a common understanding of the social responsibilities corporations should bear, including contribution to society, through business activities, promotion of environmental conservation activities, and others.

(ii)	The Company stipulates detailed policy and management rules, etc., in addition to the fundamental concept of compliance with relevant laws and regulations regarding matters material to the design, manufacture, and sale of products including but not limited to management of exports, environments and quality, and the brand of NIDEC SERVO CORPORATION and provides such rules to its subsidiaries led by the relevant responsible department. The subsidiaries respectively stipulate their own rules based on these rules.

(iii)	The Company stipulates rules concerning prevention of anti-social transactions and rules concerning security of information, in order to prevent improper transactions and transactions that are not in accord with the principle of open competition, and to properly manage customers’ private information and trade secrets of both inside and outside of the Company, as well as of technological information and other material information, for which regular monitoring and training sessions are provided by relevant responsible departments. The Company provides such rules to its subsidiaries, and the subsidiaries respectively stipulate their own rules based on these rules.

(iv)	The Company stipulates rules concerning internal audits, in order to continuously maintain an appropriate and efficient system under which the Directors’ duties are conducted in compliance with relevant laws and the Company’s Articles of Incorporation, and has built a system that regularly monitors each section of the Company and subsidiaries. The Company dispatches Directors and Corporate Auditors to its subsidiaries.

(v)	The Company exchanges and shares information with its subsidiaries about the annual plan and controls business results.

(vi)	To ensure reliability of financial reporting, the Company, together with its subsidiaries, has commenced appropriate documentation of business processes by establishing a committee and introducing a COSO framework.

(vii)	The Company has set up a section to handle inquiries from subsidiaries regarding administrative duties related to laws, accounting, general affairs, and others, and has established a structure that enables the entire Group to perform appropriate and efficient duties.

(viii)	To monitor and ensure that the duties of the Company and its subsidiaries are performed appropriately in compliance with relevant laws and regulations and the Articles of Incorporation of the Company, an internal report system is established for employees of the Company and subsidiaries who may be able to report issues to the relevant department of the Company.
(6)	Matters concerning employees when the Company’s Corporate Auditors decide to have employees assist the Corporate Auditors with their duties

Corporate Administration & Internal Audit Dept., upon receiving a request from the Board of Corporate Auditors, shall perform an audit on matters that Auditors request to be audited, and report the result thereof to the Board of Corporate Auditors.

(7)	Matters concerning independence of employees in the preceding item from the Directors

During such audit, these employees shall assist the Corporate Auditors with their duties under the Corporate Auditors’ supervision. The Directors and Vice Presidents shall not restrict or impede such reporting in any way.

(8)	System for the Company’s Directors and employees to report to the auditors and other reporting systems related to auditors
(i)	Matters submitted or reported to a Management Meeting shall be reported to the auditors by directors without delay.

(ii)	Results of internal audits conducted by the Corporate Administration & Internal Audit Dept. shall be reported to Corporate Auditors without delay.

(iii)	The conditions of reports using the compliance reporting system shall be reported to the Corporate Auditors by the Compliance Committee acting as the secretariat for the system.

(iv)	Directors and Vice Presidents shall, if they find a fact that may give substantial damage to the Company, inform such fact to the Corporate Auditors immediately.

(v)	When a Director, Vice President, or employee makes a report to the Board of Corporate Auditors, such report shall be made to the Full-time Corporate Auditors. The Board of Corporate Auditors shall appoint, through a resolution, a Corporate Auditor who is responsible for receiving reports from Directors, Vice Presidents, and employees.
(9)	Other systems to ensure effective auditing by the Board of Corporate Auditors
(i)	The Board of Corporate Auditors shall exchange opinions with the representative Director and president as required.

(ii)	Each Director and executive officer shall regularly report the status of execution by the relevant department to the Board of Corporate Auditors.
7.	Basic Policy concerning control by a public company

The Company left the Hitachi Group with the establishment of the Nidec Corporation Group on April 27, 2007. The Company intends to actively use management resources including production technologies of Nidec Corporation and its Group based on the capital relationship with the Company, for the efficient development of products and enhanced sales opportunities.

In addition, the Company considers optimizing the value of not only the parent company but also the Group as an important management objective. From such a standpoint, the Company is committed to building a governance system and developing management plans.

The Company made a decision to enter into a share exchange agreement under which the Company becomes a wholly-owned subsidiary of Nidec Corporation, the parent company, at a Board of Directors’ meeting held on April 26, 2010 and the stock swap agreement was executed on the same day. Subject to approval by this Ordinary General Meeting of Shareholders, the share exchange agreement will become effective as of October 1, 2010. In addition, before effectuation of the share exchange, the Company’s stock is to be delisted as of September 28, 2010.

8.	Policy on exercising of rights by the Board of Directors when the Articles of Incorporation of the Company specify that the Board of Directors shall decide a dividend of surplus

The Company considers it important to return profits through stable distributions of dividends while responding flexibly to operating results.

The Articles of Incorporation of the Company specify that the Board of Directors may resolve to declare a distribution of surplus in the form of dividends in accordance with applicable laws and regulations.

Initially, ¥2.5 per share was proposed for the year-end dividend, but the surplus exceeded our previous full-term projection mainly due to efforts by the entire Company to improve productivity, cut costs, and reduce fixed costs under “WPR™ project.” As a result, an additional ¥2.5 per share is added to the initial ¥2.5 per share for the year-end dividend, and a further ¥2.5 is added as the interim dividend, making an annual dividend of the Company of ¥7.5 per share for the full year.

(Note) Fractions of amounts stated in this report are rounded.

Consolidated Balance Sheet
(As of March 31, 2010)
(Yen in millions)

Assets
Current assets	12,942
Cash and deposits	2,685
Notes and accounts receivable-trade	5,874
Finished goods	2,059
Work in process	684
Raw materials and supplies	928
Deferred tax assets	531
Other	189
Allowance for doubtful accounts	(8)

Non-current assets	6,636
Property, plant and equipment	6,222
Buildings and structures	3,219
Machinery, equipment and vehicles	1,513
Land	962
Lease assets	104
Construction in progress	90
Other	334
Intangible assets	132
Software	32
Lease assets	2
Other	98
Investments and other assets	282
Investment securities	96
Deferred tax assets	93
Other	93

Total assets	19,578

Liabilities
Current liabilities	8,097
Notes payable-trade	318
Accounts payable-trade	3,425
Short-term loans payable	2,693
Accounts payable-other	489
Accrued expenses	780
Income taxes payable	210
Provision for product warranties	19
Other	163
Non-current liabilities	2,063
Provision for retirement benefits	1,798
Deferred tax liabilities	33
Other	232

Total liabilities	10,160

Net Assets
Shareholders’ equity	10,070
Capital stock	2,547
Capital surplus	3,614
Retained earnings	4,000
Treasury stock	(91)

Valuation and translation adjustments	(652)

Valuation difference on available-for-sale securities	26

Foreign currency translation adjustment	(678)

Total net assets	9,418

Total liabilities and net assets	19,578

(Note) Fractions less than one million yen are rounded off.

Consolidated Statement of Income
(From April 01, 2009 to March 31, 2010)
(Yen in millions)

Account	Amount
Net sales		20,305
Cost of sales		15,119

Gross profit		5,186
Selling, general and administrative expenses		3,814

Operating income		1,372
Non-operating income
Interest and dividend income	5
Foreign exchange gains	111
Other	95	211

Non-operating expenses
Interest expenses	27
Loss on disposal of inventories	67
Loss on disposal of noncurrent assets	11
Other	49	154

Ordinary income		1,429
Extraordinary income
Gain on prior period adjustment	10
Gain from sale of investment securities	9
Reversal of provision for product warranties	55	74

Extraordinary losses
Loss on sales of noncurrent assets	2	2

Income before income taxes		1,501
Income taxes-current	306
Income taxes-deferred	(181)	125

Net income		1,376

(Note) Fractions less than one million yen are rounded off.

Consolidated Statement of Net Assets
(From April 01, 2009 to March 31, 2010)
(Yen in millions)

	Shareholders’ equity
					Total
		Capital	Retained	Treasury	shareholders’
	Capital stock	surplus	earnings	stock	equity
Balance at March 31, 2009	2,547	3,614	2,802	(86)	8,877
Changes during the period
Dividends from surplus			(178)		(178)
Net income			1,376		1,376
Purchase of treasury stock				(5)	(5)
Net changes of items other than shareholders’ equity					–
Total changes of items during the period	–	–	1,198	(5)	1,193
Balance at March 31, 2010	2,547	3,614	4,000	(91)	10,070

	Valuation and translation adjustments
	Valuation
	difference on	Foreign currency	Total valuation
	available-for-sale	translation	and translation
	securities	adjustment	adjustments	Total net assets
Balance at March 31, 2009	20	(483)	(463)	8,414
Changes during the period
Dividends from surplus				(178)
Net income				1,376
Purchase of treasury stock				(5)
Net changes of items other than shareholders’ equity	6	(195)	(189)	(189)
Total changes of items during the period	6	(195)	(189)	1,004
Balance at March 31, 2010	26	(678)	(652)	9,418

(Note) Fractions less than one million yen are rounded off.

Notes to Consolidated Financial Statements
I.	Premise of a Going Concern

As of March 31, 2010, the Company has no events or conditions, including deterioration of financial indicators, defaults of significant debts, and possibility of bankruptcy, which might be indicative of significant doubt of the entity’s ability to continue as a going concern

II.	Significant Accounting Policies
1.	Scope of Consolidation
(1)	Consolidated subsidiaries 9 companies

Name of companies	JAPAN SERVO MOTORS SINGAPORE PTE. LTD

NIDEC SERVO VIETNAM CORPORATION

NIDEC SERVO (CHANGZHOU) CORPORATION

NIDEC SERVO (HONG KONG) CO., LIMITED

NIDEC SERVO HOTAKA CORPORATION

P.T JAPAN SERVO BATAM

NIDEC SERVO EUROPE B.V.

NIDEC SERVO AMERICA CORPORATION

JAPAN SERVO EUROPE GMBH
(2)	There are no non-consolidated subsidiaries.
2.	Application of Equity Method

Not applicable

3.	Fiscal Year End of Consolidated Subsidiaries

Of the Company’s consolidated subsidiaries, the fiscal year of JAPAN SERVO EUROPE GMBH ends on December 31. The Company uses the financial statements of this consolidated subsidiary as of their fiscal year end and for the years then ended for consolidation, with necessary adjustments for major transactions between the fiscal year end of the consolidated subsidiary and the fiscal year end of the Company. The fiscal year ends of other consolidated subsidiaries are March 31, which is consistent with that of the Company.

Effective from the fiscal year ended March 31, 2010, the fiscal year end of NIDEC SERVO AMERICA CORPORATION was changed from December 31 to March 31.

This change gives no material impact on the Company’s net income.

4.	Accounting Policies
(1)	Basis and Methods of Valuation of Significant Assets

(i)	Securities

Available-for-sale securities

	With market value:	Stated at fair value based on market prices as of the closing date. Valuation gains or losses are directly included in a component of net assets. The cost of securities sold is calculated mainly using the moving average method.

	With no market value:	Stated at cost using the moving average method.

(ii)	Inventories

	Finished goods/ Work in process	Stated at cost determined by weighted average method. (Balance sheet values are adjusted by writing down the book values where the profitability declines).

	Raw materials and supplies	Stated at cost determined by moving average method. (Balance sheet values are adjusted by writing down the book values where the profitability declines).
(2)	Depreciation Method for Significant Depreciable Assets
(i)	Property, Plant and Equipment (excluding lease assets)

Property, plant and equipment are depreciated mainly using the declining balance method. However, at the Company and domestic subsidiaries, the buildings (excluding fixtures) acquired on or after April 1, 1998 are depreciated using the straight-line method.

(ii)	Intangible Assets (excluding lease assets)

Intangible assets are amortized mainly using the straight-line method. Software for internal use is amortized using the straight-line method over the internal use period of five years.

(iii)	Lease assets under finance lease transactions that do not transfer ownership rights of the property

Lease assets are depreciated using the straight-line method over the corresponding lease period with no residual value.
(3)	Basis for Significant Allowances and Provisions
(i)	Allowance for doubtful accounts

In order to provide reserve for possible losses on receivables or loans, the Company records allowance for doubtful accounts based on the historical uncollectible rates for ordinary receivables and on an estimate of collectability of specific doubtful receivables from customers in financial difficulties.

(ii)	Provision for product warranties

In order to provide reserve for possible losses on product warranties, the Company records provision for product warranties based on the historical rates of return and indemnity claims.

(iii)	Provision for retirement benefits

Provision for retirement benefits is recorded to provide the retirement benefits to employees of the Company for the amount to be accrued based on the retirement benefit obligation and the fair value of the pension plan assets at the end of the fiscal year. Actuarial gains or losses are charged to income in an amount proportionally appropriated on a straight-line basis over the period, which is shorter than the averaged remaining service period of employees, beginning with the following fiscal year when the gain or loss is incurred.

(Changes in accounting policies)

The Company adopted the “Partial Amendments to Accounting Standard for Retirement Benefits (Part 3)” (ASBJ Statement No. 19 issued on July 31, 2008) effective from the fiscal year ended March 31, 2010. This change has no impact on the Company’s net income of the current fiscal year, since the actuarial gains or losses are amortized beginning with the following fiscal year.

The balance of unrecognized differences arisen from the adoption of accounting standard is 185 million yen.
(4)	Basis for Translating of Significant Foreign Currency Denominated Assets and Liabilities into Japanese Yen

Monetary assets and liabilities denominated in foreign currency are translated into Japanese yen at the spot exchange rate on the closing date of the consolidated financial statements. Translation differences are recognized as profit or loss in the corresponding fiscal year. As to foreign consolidated subsidiaries, assets and liabilities are translated into Japanese yen at the spot exchange rate on the closing date, revenues and expenses are translated into Japanese yen at the average exchange rate during the fiscal year, and translation differences are included in the foreign currency translation adjustment in net assets.

(5)	Other Significant Basis of Presenting the Consolidated Financial Statements
(i)	Accounting for Consumption Tax:

Transactions subject to consumption tax are recorded at amounts exclusive of consumption tax.
III.	Notes to the Balance Sheet
1.	Accumulated depreciation of property, plant and equipment 13,641 million yen

2.	Impairment losses on property, plant and equipment

For the balance sheet purpose, accumulated impairment losses are included in accumulated depreciation, except for those on land and construction in progress.
IV.	Notes to Statement of Net Assets
1.	Number of shares issued as of March 31, 2010: Common stock 35,691,838 shares

2.	Dividends
(1)	Amount of dividends paid

		Total amount
	Cass of	of dividend	Dividend per
Resolution	shares	(million yen)	share (yen)	Record date	Effective date
May 22, 2009 Board of Directors Meeting	Common stock	89	2.5	March 31, 2009	June 3, 2009

October 26, 2009 Board of Directors Meeting	Common stock	89	2.5	September 30, 2009	December 4, 2009

(2)	Of the dividends whose record date belongs to the current fiscal year, the dividend whose effective date falls in the following fiscal year is as follows:

			Total amount	Dividend
	Cass of	Source of	of dividend	per share
Resolution	shares	dividend	(million yen)	(yen)	Record date	Effective date
May 24, 2010 Board of Directors Meeting	Common stock	Retained earnings	178	5	March 31, 2010	June 3, 2010
V.	Financial Instruments

(Additional information)

Effective from the fiscal year ended March 31, 2010, the Company adopted “Accounting Standard for Financial Instruments” (ASBJ Statement No. 10, March 10, 2008) and “Guidance on Disclosures about Fair Value of Financial Instruments” (ASBJ Guidance No. 19, March 10, 2008).
1.	Status of Financial Instruments
(1)	Policy on treating financial instruments

As a Group policy, the Company and consolidated subsidiaries restrict their investments only in short term deposits and obtain funds by borrowing from Nidec Corporation, the parent company. The Group does not enter into financial contracts for speculative purpose.

(2)	Details and risk of financial instruments

Notes and accounts receivables-trade, which are operating receivables, are exposed to customer credit risks. Operating receivables denominated in foreign currencies, which are arisen from global businesses operations, are exposed to fluctuation risk of foreign exchange. Investment securities, which are classified as Available-for-sale securities, are exposed to fluctuation risk of market values.

Notes and accounts payables-trade, which are operating payables, are mostly due within one year. Some part of operating payables, which are denominated in foreign currencies arisen from imports of materials, are also exposed to fluctuation risk of foreign currency, but the amounts are always less than the balances of operating receivables denominated in the same foreign currencies.

(3)	Risk management system for financial instruments
(i)	Credit risk management (the risk associated with the default of counterparties)

As to operating receivables, Sales Administration Department monitors the status of major customers in accordance with the internal regulations for credit line management by customer, in order to early capture and mitigate collectability concerns due to deterioration in financial conditions.

(ii)	Market risk management (the fluctuation risk of foreign exchange or interest rates)

At the Company and some of the consolidated subsidiaries, the operating receivables and payables are exposed to fluctuation risk of foreign currency, and such risk is managed by monitoring the balances by currency and by month.

For investment securities, their market values and the status of issuers (business partners) are periodically monitored, and the holding status is reviewed continuously based upon the relationship with the business partners.

(iii)	Liquidity risk management (the risk of default payments on due date)

Liquidity risk is managed through such means as the Finance Department prepares and updates the fund management plans based upon reports made by each business section.

(iv)	Supplementary information as to fair market values of financial instruments

Fair values of financial instruments include the values reasonably estimated where market values are not available, as well as the values based upon the market prices. Since many variables are taken into accounts for fair value measurement, it is possible to change a fair value by applying different assumption or conditions.
2.	Fair Value of Financial Instruments

The table below shows the amounts of financial instruments recorded in the consolidated balance sheet and their fair values as of March 31, 2010, as well as their differences.
(unit: million yen)

	Consolidated balance
	sheet amount	Fair value	Differences
(1) Cash and deposits	2,685	2,685	—
(2) Notes and accounts receivable-trade	5,874	5,874	—
Allowance for doubtful accounts (*1)	(8)	(8)	—
(3) Investment securities	74	74	—
(4) Notes payable-trade	318	318	—
(5) Accounts payable-trade	3,425	3,425	—
(6) Short-term loans payable	2,693	2,693	—
(7) Accounts payable-other	489	489	—
(8) Income taxes payable	210	210	—

(*1)	The amount of allowance for doubtful accounts, which is recorded individually for notes and accounts receivable, is excluded.
(Note 1)		Method of fair value measurement of financial instruments and matters regarding securities

	(1)	Cash and deposits and (2) Notes and accounts receivable-trade

The fair value of these accounts approximates their book value because these accounts are settled in a short period of time. Thus, the book value is deemed as their fair value.

	(3)	Investment securities

The fair values of equity securities are based on the prices at exchange market.

	(4)	Notes payable-trade, (5) Accounts payable-trade, (6) Short-term loans payable, (7) Accounts payable-other and (8) Income taxes payable

The fair value of these accounts approximates their book value because these accounts are settled or repaid in a short period of time. Thus, the book value is deemed as their fair value.

(Note 2)		Financial instruments for which the fair values are deemed extremely difficult to assume
(unit: million yen)

Classification	Consolidated balance sheet amount
Unlisted equity securities	22
The above securities are not included in “(3) Investment securities” since their market prices are not available and it is extremely difficult to assume their fair value.

(Note 3)	Schedule of settlements of monetary receivables with maturities after the closing date
(unit: million yen)

Within one year
Cash and deposits	2,685
Notes and accounts receivable-trade	5,874
Total	8,559

VI.	Investment and Rental Property

(Additional information)

Effective from the fiscal year ended March 31, 2010, the Company adopted “Accounting Standard for Disclosures about Fair Value of Investment and Rental Property” (ASBJ Statement No. 20, November 28, 2008) and “Guidance on Accounting Standard for Disclosures about Fair Value of Investment and Rental Property” (ASBJ Guidance No. 23, November 28, 2008).
1.	Status of the investment and rental property

The Company has idle properties with no potential use in Japan.

2.	Fair value of investment and rental property
(unit: million yen)

Consolidated balance sheet amount	Fair value
170	234

(*1)	Consolidated balance sheet amount is calculated by deducting accumulated depreciation and accumulated impairment loss from acquisition costs.

(*2)	Fair value at the fiscal year end is measured by the similar method with “Real Estate Appraisal Standard.”
VII.	Per Share Information
1.	Net assets per share 265.17 yen

2.	Net income per share 38.74 yen
VIII.	Significant Subsequent Events

At the Board of Directors’ Meeting held on April 26, 2010, it has been resolved for the Company to enter into a share exchange transaction (the “Share Exchange”) to make the Company a wholly-owned subsidiary of Nidec Corporation (”Nidec”), and the Company has signed a Share Exchange Agreement with Nidec on the same date, as described below.

(Brief overview)

The Share Exchange is expected to become effective on October 1, 2010, (the “Share Exchange Effective Date”), subject to approval by the Company’s shareholders at an ordinary general meeting scheduled to be held on June 18, 2010. Nidec intends to use a simplified share exchange procedure in accordance with Article 796, Paragraph 3, of the Companies Act, without obtaining the approval of its shareholders for the Share Exchange. The Company’s stock is expected to be delisted from the Tokyo Stock Exchange prior to the Share Exchange effective date (planned as October 1, 2010), and the delisting is currently expected to take effect on September 28, 2010 (the last trading date being September 27, 2010).

Non-Consolidated Balance Sheet
(As of March 31, 2010)
(Yen in millions)

Assets
Current assets	11,043
Cash and deposits	1,581
Notes receivable-trade	860
Accounts receivable-trade	4,955
Finished goods	1,646
Work in process	188
Raw materials and supplies	227
Deferred tax assets	488
Short-term loans to affiliated companies	372
Other	735
Allowance for doubtful accounts	(9)

Non-current assets	5,780
Property, plant and equipment	3,964
Buildings	2,154
Machinery and equipment	252
Land	1,232
Lease assets	91
Other	235
Intangible assets	55
Software	27
Software in process	18
Lease assets	3
Right of using facilities	7
Investments and other assets	1,761
Investment securities	95
Stocks of subsidiaries and affiliates	1,624
Investment in capital of subsidiaries and affiliates	37
Other	5

Total assets	16,823

Liabilities
Current liabilities	6,939
Accounts payable-trade	2,855
Short-term loans payable	2,693
Lease obligations	56
Accounts payable-other	418
Accrued expenses	665
Income taxes payable	106
Provision for product warranties	22
Other	124
Non-current liabilities	1,877
Lease obligations	42
Provision for retirement benefits	1,641
Deferred tax liabilities	11
Guarantee deposits	133
Other	50

Total liabilities	8,816

Net Assets
Shareholders’ equity	7,986
Capital stock	2,547
Capital surplus	3,607
Legal capital surplus	3,597
Other capital surplus	10
Retained earnings	1,923
Legal retained earnings	368
Other retained earnings	1,555
Retained earnings brought forward	1,555
Treasury stock	(91)
Valuation and translation adjustments	21
Valuation difference on available-for-sale securities	21

Total net assets	8,007

Total liabilities and net assets	16,823

(Note) Fractions less than one million yen are rounded off.

Non-Consolidated Statement of Income
(From April 01, 2009 to March 31, 2010)
(Yen in millions)

Account	Amount
Net sales		20,067
Cost of sales		15,945

Gross profit		4,122
Selling, general and administrative expenses		3,329

Operating income		793
Non-operating income
Interest and dividend income	10
Foreign exchange gains	147
Subsidy income	30
Other	28	215

Non-operating expenses
Interest expenses	26
Loss on disposal of inventories	63
Loss on disposal of noncurrent assets	6
Other	34	129

Ordinary income		879
Extraordinary income
Gain from sale of investment securities	9
Gain on prior period adjustment	10
Reversal of provision for product warranties	72	91

Income before income taxes		970
Income taxes-current	181
Income taxes-deferred	(142)	39

Net income		931

(Note) Fractions less than one million yen are rounded off.

Non-Consolidated Statement of Net Assets
(From April 01, 2009 to March 31, 2010)
(Yen in millions)

Shareholders’ equity
Capital surplus
		Legal capital	Other capital	Total capital
	Capital stock	surplus	surplus	surplus
Balance at March 31, 2009	2,547	3,597	10	3,607
Changes during the period
Dividends from surplus				—
Net income				—
Purchase of treasury stock				—
Net changes of items other than shareholders’ equity				—
Total changes of items during the period	—	—	—	—
Balance at March 31, 2010	2,547	3,597	10	3,607

	Shareholders’ equity
	Retained earnings
		Other retained earnings
			Retained
	Legal		earnings	Total		Total
	retained	General	brought	retained	Treasury	shareholders’
	earnings	reserve	forward	earnings	stock	equity
Balance at March 31, 2009	368	—	802	1,170	(86)	7,238
Changes during the period
Dividends from surplus			(178)	(178)		(178)
Net income			931	931		931
Purchase of treasury stock				—	(5)	(5)
Net changes of items other than shareholders’ equity				—		—
Total changes of items during the period	—	—	753	753	(5)	748
Balance at March 31, 2010	368	—	1,555	1,923	(91)	7,986

(Note) Fractions less than one million yen are rounded off.

Non-Consolidated Statement of Net Assets (continued)
(Yen in millions)

	Valuation and translation adjustments
	Valuation	Total valuation
	difference on	difference on
	available-for-sale	available-for-sale	Total net
	securities	securities	assets
Balance at March 31, 2009	15	15	7,253
Changes during the period
Dividends from surplus			(178)
Net income			931
Purchase of treasury stock			(5)
Net changes of items other than shareholders’ equity	6	6	6
Total changes of items during the period	6	6	754
Balance at March 31, 2010	21	21	8,007

(Note) Fractions less than one million yen are rounded off.

Notes to Non-Consolidated Financial Statements
I. Premise of a Going Concern
As of March 31, 2010, the Company has no events or conditions, including deterioration of financial indicators, defaults of significant debts, and possibility of bankruptcy, which might be indicative of significant doubt of the entity’s ability to continue as a going concern
II. Significant Accounting Policies
1.	Basis and Methods of Valuation of Assets
(1)	Securities
(a)	Stocks of subsidiaries and affiliates

Stated at cost determined by the moving average method.

(b)	Available-for-sale securities

With market value:	Stated at fair value based on market prices as of the closing date. Valuation gains or losses are directly included in a component of net assets. The cost of securities sold is calculated using the moving average method.

With no market value:	Stated at cost using the moving average method.
(2)	Inventories

Finished goods/ Work in process	Stated at cost determined by weighted average method. (Balance sheet values are adjusted by writing down the book values where the profitability declines).

Raw materials and supplies	Stated at cost determined by moving average method. (Balance sheet values are adjusted by writing down the book values where the profitability declines).
2.	Depreciation Method for Depreciable Assets
(1)	Property, Plant and Equipment (excluding lease assets)

Property, plant and equipment are depreciated using the declining balance method.

However,
(a)	The buildings (excluding fixtures) acquired on or after April 1, 1998 are depreciated using the straight-line method.

Major useful lives are as follows:

Buildings and structures	5-50 years

Machinery and vehicles	7 years
(b)	Those acquired on or before March 31, 2007 are depreciated over 5 years using the straight-line method from the following fiscal year of the year when the assets are depreciated to their final depreciable limits.
(2)	Intangible Assets (excluding lease assets)

Intangible assets are amortized using the straight-line method. Software for internal use is amortized using the straight-line method over the internal use period of five years.

(3)	Lease assets under finance lease transactions that do not transfer ownership rights of the property

Lease assets are depreciated using the straight-line method over the corresponding lease period with no residual value.

3.	Basis for Significant Allowances and Provisions
(1)	Allowance for doubtful accounts

In order to provide reserve for possible losses on receivables or loans, the Company records allowance for doubtful accounts based on the historical uncollectible rates for ordinary receivables and on an estimate of collectability of specific doubtful receivables from customers in financial difficulties.

(2)	Provision for product warranties

In order to provide reserve for possible losses on product warranties, the Company records provision for product warranties based on the historical rates of return and indemnity claims.

(3)	Provision for retirement benefits

Provision for retirement benefits is recorded to provide the retirement benefits to employees of the Company for the amount to be accrued based on the retirement benefit obligation and the fair value of the pension plan assets at the end of the fiscal year. Actuarial gains or losses are charged to income in an amount proportionally appropriated on a straight-line basis over the period, which is shorter than the averaged remaining service period of employees, beginning with the following fiscal year when the gain or loss is incurred.

(Changes in accounting policies)

The Company adopted the “Partial Amendments to Accounting Standard for Retirement Benefits (Part 3)” (ASBJ Statement No. 19 issued on July 31, 2008) effective from the fiscal year ended March 31, 2010. This change has no impact on the Company’s net income of the current fiscal year, since the actuarial gains or losses are amortized beginning with the following fiscal year.

The balance of unrecognized differences arisen from the adoption of accounting standard is 185 million yen.
4.	Other Significant Basis of Presenting the Non-Consolidated Financial Statements

Accounting for Consumption Tax:

Transactions subject to consumption tax are recorded at amounts exclusive of consumption tax.
III. Notes to the Balance Sheet

1. Accumulated depreciation of property, plant and equipment	7,351 million yen

2. Impairment losses on property, plant and equipment
For the balance sheet purpose, accumulated impairment losses are included in accumulated depreciation, except for those on land and construction in progress.

3. Monetary receivables and payables to subsidiaries and affiliates
Short-term monetary receivables to subsidiaries and affiliates	2,325 million yen
Short-term monetary payables to subsidiaries and affiliates	4,670 million yen

IV. Notes to the Statement of Income

Transactions with subsidiaries and affiliates
Sales	4,939 million yen
Purchase	12,326 million yen
Selling, general and administrative expense	652 million yen
Transactions other than operation:
Non-operating income	7 million yen
Non-operating expenses	25 million yen
V. Notes to Statement of Net Assets

Number of treasury stocks as of March 31, 2010	174,580 shares
VI. Tax Effect Accounting
Major reasons for deferred tax assets and deferred tax liabilities are as follows:

(unit: million yen)
Deferred tax assets-
(i) Current
Allowance for doubtful accounts	4
Write-down of inventories	53
Accrued bonuses	181
Foreign tax credits	337
Others	54
Valuation allowance	(141)

Total	488
(ii) Non-current
Provision for retirement benefits	668
Write-down of stocks of subsidiaries and affiliates	587
Others	48
Valuation allowance	(1,303)

Total	–

Deferred tax assets, total	488
Deferred tax liabilities-
Non-current
Valuation differences on available-for-sale securities	11
Deferred tax liabilities, total	11

Difference: Deferred tax assets, net	477

VII. Related Party Transactions
1.	Parent company and major corporate stockholders
(unit: million yen)

					Ownership including		Relationship
	Company		Capital	Nature of	voting right		Interlocking					As of March
Classification	name	Address	invested	business	Direct%	Indirect%	directorate	Business	Transactions	Amount	Account	31, 2010
Parent	Nidec Corporation	Minami-ku, Kyoto	66,551	Manufacture and sale of electric components	(64.0)	0	6 people	Manufacture, sale and purchase of electric components	Borrowing funds	—	Short-term loans payable	2,693
									Interest expense	25	Accounts payables -other	17

(i)	The terms and conditions of fund borrowings and repayments are determined reasonably based upon interest rates in the market. No guarantee is given.

(ii)	The amount of “Borrowing funds” is stated in net of amounts borrowed and amounts repaid.
2.	Subsidiaries, etc.
(unit: million yen)

					Ownership including		Relationship					As of
			Capital	Nature of	voting right		Interlocking					March 31,
Classification	Company name	Address	invested	business	Direct%	Indirect%	directorate	Business	Transactions	Amount	Account	2010
Subsidiary	JAPAN SERVO MOTORS SINGAPORE PTE., LTD.	Singapore	9 million SGD	Manufacture and sale of fine small motors	100.0	0	2 people	Manufacture and sale of the Company’s products	Purchase of products	8,283	Accounts payable -trade	1,296
Subsidiary	NIDEC SERVO VIETNAM CORPORATION	Vietnam	10 million USD	Manufacture and sale of fine small motors	100.0	0	4 people	Manufacture and sale of the Company’s products	Purchase of products	758	Accounts payable -trade	118
									—	—	Short-term loans	372
									Interests on loans	4	—	—
Subsidiary	NIDEC SERVO (CHANGZHOU) CORPORATION	Changzhou, China	83 million yuan	Manufacture and sale of fine small motors	100.0	0	3 people	Manufacture and sale of the Company’s products	Purchase of products	1,419	Accounts payable -trade	118
									Repayment of loans	275	Short-term loans	—
									Interests on loans	2	—	—
Subsidiary	NIDEC SERVO (HONG KONG) CO., LIMITED	Hong Kong, China	230 thousand USD	Manufacture and sale of fine small motors	100.0	0	1 people	Manufacture and sale of the Company’s products	Sales of products	2,943	Accounts receivable -trade	816
Subsidiary	NIDEC SERVO HOTAKA CORPORATION	Azumino, Nagano, Japan	90 million yen	Manufacture and sale of fine small motors	100.0	0	3 people	Manufacture and sale of the Company’s products	Purchase of products	1,692	Accounts payable -trade	269
									Repayment of loans	100	Short-term loans	—

(Note)	Policies to determine terms and conditions of transactions
(i)	The terms and conditions are determined in the same manner as the third party transactions.

(ii)	The terms and conditions of loans are determined reasonably based upon interest rates in the market. No guarantee is given.

(iii)	The amount of “loans” is stated in net of amounts lent and amounts collected.
3.	Fellow subsidiaries, etc.
(unit: million yen)

					Ownership including		Relationship					As of
			Capital	Nature of	voting right		Interlocking					March 31,
Classification	Company name	Address	invested	business	Direct%	Indirect%	directorate	Business	Transactions	Amount	Account	2010
Subsidiary of the parent company	NIDEC LOGISTICS CORPORATION	Ina, Nagano	250	General logistic	0.0	0.0	none	Logistic of the Company’s products	Packing and transfer costs	343	Accounts payable -other	58

(Note)	Policies to determine terms and conditions of transactions

The terms and conditions are determined in the same manner as the third party transactions.

VIII. Per Share Information

1. Net assets per share	225.46 yen
2. Net income per share	26.21 yen
IX. Significant Subsequent Events
At the Board of Directors’ Meeting held on April 26, 2010, it has been resolved for the Company to enter into a share exchange transaction (the “Share Exchange”) to make the Company a wholly-owned subsidiary of Nidec Corporation (”Nidec”), and the Company has signed a Share Exchange Agreement with Nidec on the same date, as described below.
(Brief overview)
The Share Exchange is expected to become effective on October 1, 2010, (the “Share Exchange Effective Date”), subject to approval by the Company’s shareholders at an ordinary general meeting scheduled to be held on June 18, 2010. Nidec intends to use a simplified share exchange procedure in accordance with Article 796, Paragraph 3, of the Companies Act, without obtaining the approval of its shareholders for the Share Exchange. The Company’s stock is expected to be delisted from the Tokyo Stock Exchange prior to the Share Exchange Effective Date (planned as October 1, 2010), and the delisting is currently expected to take effect on September 28, 2010 (the last trading date being September 27, 2010).

Audit Report by Independent Auditor
May 12, 2010

To:	The Board of Directors

Nidec Servo Corporation

Kyoto Audit Corporation

Appointed Partner
	Akihiro Kajita, C.P.A.	Seal
Managing Partner

Appointed Partner
	Katsuhiko Saito, C.P.A.	Seal
Managing Partner
We, Kyoto Audit Corporation, audited Nidec Corporation’s consolidated financial statements (i.e., consolidated balance sheet, consolidated statements of income, consolidated statements of shareholders’ equity and comprehensive income (loss), and consolidated notes on consolidated statements) for its consolidated fiscal year (April 01, 2009 – March 31, 2010) based on Article 444-4 of the Companies Act. Preparing the consolidated financial statements is the responsibility of the Company’s owner, while it is our responsibility to express its opinions on these documents from an independent party’s perspective.
We performed our audit in compliance with generally-accepted accounting standards in Japan, and the standards require us to obtain reasonable guarantee on whether any material misstatements exist in the financial statements and/or the annexed detailed statement. Our audits, performed based on audit tests, include discussion on writing financial statements and an annexed detailed statement as a whole, including the accounting policies and the application method thereof that the company’s owner adopted, and the estimate evaluation by the owner. It is our belief that a reasonable ground to express our opinions has been obtained as a result of our audit.
We hereby certify that the aforementioned financial statements and annexed detailed statement are in accordance with the generally-accepted corporate accounting standards in Japan, and that these documents properly state, in all important aspects, the status of the assets, profit and loss during the period covered by the financial statements and the annexed detailed statement.
(Additional Information)
As stated in “Significant Subsequent Events,” it has been resolved that the Company entered into a share exchange transaction (the “Share Exchange”) to make the Company a wholly-owned subsidiary of Nidec Corporation at the Board of Directors’ Meeting held on April 26, 2010, and the Company have signed a Share Exchange Agreement with Nidec on the same date.
No conflict of interest exists between the company and us, Kyoto Audit Corporation, that is required by the Certified Public Accountant Law to be described.

Audit Report by Independent Auditor
May 12, 2010

To:	The Board of Directors

Nidec Servo Corporation

Kyoto Audit Corporation

Appointed Partner
	Akihiro Kajita, C.P.A.	Seal
Managing Partner

Appointed Partner
	Katsuhiko Saito, C.P.A.	Seal
Managing Partner
We, Kyoto Audit Corporation, audited Nidec Servo Corporation’s financial statements (i.e., balance sheet, profit and loss statement, statements on shareholders’ equity, and notes on financial statements and annexed detailed statement) for its 75th fiscal year (April 01, 2009 – March 31, 2010) based on Article 436-2-1 of the Companies Act. Preparing the financial statements and the annexed detailed statement is the responsibility of the Company’s owner, while it is our responsibility to express its opinions on these documents from an independent party’s perspective.
We performed our audit in compliance with generally-accepted accounting standards in Japan, and the standards require us to obtain reasonable guarantee on whether any material misstatements exist in the financial statements and/or the annexed detailed statement. Our audits, performed based on audit tests, include discussion on writing financial statements and an annexed detailed statement as a whole, including the accounting policies and the application method thereof that the company’s owner adopted, and the estimate evaluation by the owner. It is our belief that a reasonable ground to express our opinions has been obtained as a result of our audit.
We hereby certify that the aforementioned financial statements and annexed detailed statement are in accordance with the generally-accepted corporate accounting standards in Japan, and that these documents properly state, in all important aspects, the status of the assets, profit and loss during the period covered by the financial statements and the annexed detailed statement.
(Additional Information)
As stated in “Significant Subsequent Events,” it has been resolved that the Company entered into a share exchange transaction (the “Share Exchange”) to make the Company a wholly-owned subsidiary of Nidec Corporation at the Board of Directors’ Meeting held on April 26, 2010, and the Company have signed a Share Exchange Agreement with Nidec on the same date.
No conflict of interest exists between the company and us, Kyoto Audit Corporation, that is required by the Certified Public Accountant Law to be described.

Audit Report
The Board of Auditors deliberated and prepared this audit report on the execution of the duties of the members to the Board of Directors for the 75th financial year (April 01, 2009 — March 31, 2010) based on the audit reports prepared by each Auditor, and reports as follows.
1.	Auditing method of and audits by Auditors and the Board of Auditors

The Board of Auditors established auditing policies and an audit plan for FY2007, received reports from Auditors on the status and the result of audits and reports from the members to the Board of Directors and the Accounting Auditors on the execution of their duties, and requested an explanation as necessary.

The Auditors, in compliance with the auditor’s audit standard and FY2007’s audit policies and plan, communicated with members to the Board of Directors and employees, etc. of Corporate Administration & Internal Audit Dept. and other departments, gathered information, and tried to establish appropriate environments. The Auditors also attended meetings of the Board of Directors and other important meetings, received reposts from members to the Board of Directors, employees, and others on the execution of their duties, requested an explanation as necessary, viewed important approval requests and other documents, and investigated the statuses of work and assets at the Company’s head office and its main offices. In addition, the Auditors supervised and inspected the status of the system (the internal control system) established based on the contents of a resolution from a meeting of the Board of Directors and the resolution itself concerning the creation of a system stipulated in Article 100-1 and -3 of the Enforcement Regulations of the Companies Act as something necessary to ensure the proper execution of a corporation (including a system to ensure that the execution of the duties of the members to the Board of Directors complies with laws, regulations, and the Articles of Incorporation). The Auditors communicated and exchanged information with members to the Boards of Directors and Auditors, etc. of the Company’s subsidiaries, and received business reports from them as necessary. Then the Auditors deliberated the business reports and its annexed detailed statements for FY2007 based on the aforementioned methods.

The Auditors also supervised and inspected if the Accounting Auditors maintain their independence and perform audits properly, received reports from the Accounting Auditors on the execution of their duties, and requested an explanation as necessary. In addition, the Auditors received the notice from the Accounting Auditors that “A system that ensures proper execution of duties” (stipulated in each section of Article 131 of the Corporate Calculation Regulations) is in place based on “the quality control standard on audit” (based on the Business Accounting Council’s decision on October 28, 2005) and other standards, and requested an explanation as necessary. Then the Auditors deliberated the financial statements (the consolidated balance sheet, the consolidated statements of income, the consolidated statements of shareholders’ equity and comprehensive income (loss), and the consolidated notes on the statements) and their annexed detailed statements for FY2007 based on the aforementioned methods.

2.	Audit result
(1)	Business report and other documents
a.	The Board of Auditors certifies that the business report and its annexed detailed statements are in accordance with laws, regulations, and the Articles of Incorporation, and that these documents exhibit the Company’s business condition properly.

b.	The Board of Auditors identified no material facts on either improper act concerning the execution of the duties of the members to the Board of Directors, or violation of any laws, regulations or the Articles of Incorporation.

c.	The Board of Auditors certifies that the resolutions from the meeting of the Board of Directors concerning an internal control system are appropriate. Also, the Board of Auditors has no issues to point out on the execution of the duties of the members to the Board of Directors concerning the said internal control system.
(2)	Financial statement and annexed detailed statements

The Board of Auditors certifies that the auditing method and the audit result of the Company’s Accounting Auditor, Kyoto Audit Corporation, are appropriate.

(3)	Consolidated financial statement

The Board of Auditors certifies that the auditing method and the audit result of the Company’s Accounting Auditor, Kyoto Audit Corporation, are appropriate.
May 15, 2010

The Board of Auditors, Nidec Servo Corporation

Kimiaki Sumiyoshi, Fulltime Auditor	Seal

Seiichi Hattori, Auditor	Seal

Tetsuo Inoue, Auditor	Seal

Hideo Asahina, Auditor	Seal

(Note)	Messrs. Seiichi Hattori, Tetsuo Inoue, and Hideo Asahina are Outside Corporate Auditors, whose presence are required by Articles 2, item 16, and Article 335, paragraph 3 of the Companies Act.

Reference Documents for the General Meeting of Shareholders
Proposals and References
Proposal No. 1: Approval of Share Exchange Agreement
1.	Reasons for entering into share-exchange transactions

The Company joined the Nidec Group from the Hitachi Group through a tender offer by Nidec Corporation (“Nidec”) in April 2007, and has been working on drastic structural business reforms, including deep cost cutting. These efforts resulted in major achievements in the fiscal year ended March 31, 2008, with the Company attaining all-time-highs in all these respects: operating income, ordinary income and net income.

However, later on, due to the drastic deterioration of the economic environment that began with the subprime mortgage crisis, the Company’s business environment has been severely affected as well. The Company found itself in an abnormal situation where sales fell to less than half those of the peak. The Company has developed a hardened corporate character that is able to maintain a balance in the black even at the stage where sales are just about half of those of the peak through WPR™ activities with which the Nidec Group has worked in concerted efforts; however, the recovery of the economy is still not sufficiently robust and the Company is still struggling.

Small precision motors and products that incorporate these are in a fierce competition globally, and in order to compete successfully in today’s market environment, companies must have global marketing and manufacturing capabilities. In such an environment, in order for the Company to further grow its business and improve its profitability, the Company considers it necessary to realize more flexible management decisions, pursue strategic synergies, and work toward producing better investment results, and thus proposes to be a wholly-owned subsidiary of Nidec.

2.	Outline of contents of Share Exchange Agreement

Entire text of the Share Exchange Agreement is as follows:

<Translation>
Share Exchange Agreement (COPY)
Nidec Corporation (“Nidec”) and Nidec Servo Corporation (“Nidec Servo”) shall make and enter into a Share Exchange Agreement (“this Agreement”), as described below.
Article 1 (Share Exchange)
Nidec and Nidec Servo shall perform a share exchange through which Nidec is expected to become the wholly-owning parent company of Nidec Servo, Nidec Servo is expected to become a wholly-owned subsidiary of Nidec (“Share Exchange”), and Nidec shall acquire all of the outstanding shares of Nidec Servo.
Article 2 (Trade Name and Address of the Parties)
The trade names and addresses of Nidec and Nidec Servo shall be as below:
(1)	Nidec
(i)	Trade name: Nidec Corporation

(ii)	Address: 338 Tonoshiro-cho, Kuze, Minami-ku, Kyoto
(2)	Nidec Servo
(i)	Nidec Servo Corporation

(ii)	Address: 3-93 Aioi-cho, Kiryu-shi, Gunma

Article 3 (Effective Date)
The Share Exchange is expected to become effective on October 1, 2010; provided, however, that when necessitated due to reasons relating to the progress of Share Exchange procedures, in accordance with Article 790 of the Companies Act, the effective date may be changed upon consultations between Nidec and Nidec Servo. In such instance, Nidec Servo shall give public notice of the effective date after the change by the day immediately preceding the effective date before the change (if the effective date after the change comes earlier than the effective date before the change, by the day immediately preceding the effective date after the change).
Article 4 (Matters Concerning Number of Shares to Be Delivered upon Share Exchange and Allocation Thereof)
Nidec shall allocate 731,673 shares of its common stock in treasury in Share Exchange, in place of issuance of any new shares, to shareholders recorded on the final shareholders’ ledger of Nidec Servo as of the day immediately preceding the Share Exchange effective date (excluding Nidec). For each share of Nidec Servo common stock in treasury, 0.0570 shares of Nidec common stock will be allocated.
Article 5 (Amount of Share Capital and Reserve)
The amount of share capital and reserve to be increased upon Share Exchange shall be as below:
(1)	Share capital: 0 yen

(2)	Capital reserve: Amount of change in shareholders’ equity as provided in Article 39 of the Corporate Accounting Rules

(3)	Revenue reserve: 0 yen
Article 6 (Procedures of Approval)
1.	Nidec shall perform Share Exchange without obtaining approval in resolutions adopted by its general meeting of shareholders concerning this Agreement in accordance with Article 796, Paragraph 3, of the Companies Act; provided, however, that if approval of the general meeting of shareholders of Nidec comes to be required in accordance with Article 796, Paragraph 4 of the Companies Act, Nidec shall request approval of this Agreement and resolutions relevant to matters necessary for Share Exchange at the general meeting of shareholders by the day prior to the effective date.

2.	Nidec Servo shall request approval of this Agreement and resolutions relevant to matters necessary for Share Exchange at the ordinary general meeting of shareholders that is planned to be held on June 18, 2010; provided, however, that when necessitated due to reasons relating to progress of Share Exchange procedures, this may be changed upon consultations between Nidec and Nidec Servo.
Article 7 (Disposition of Treasury Shares)
Nidec Servo shall cancel all of the treasury shares it holds to the extent practically possible by the day immediately preceding the effective date.
Article 8 (Management of Company Assets, etc.)
Nidec and Nidec Servo shall execute their respective businesses, manage and operate assets with due care taken by a good custodian during the period from the execution date of this Agreement to the day immediately preceding the Share Exchange effective date, and perform any act that would cause a material impact on the assets, rights and obligations upon prior mutual consultations and agreement.

Article 9 (Change of Conditions of Share Exchange and Termination of this Agreement)
If any material change occurs in the assets or management conditions of Nidec or Nidec Servo from the execution date of this Agreement up to the day immediately preceding Share Exchange effective date, or if any circumstance occurs that causes a material disturbance to the execution of Share Exchange, or in any case where the achievement of the objectives of this Agreement comes to be difficult, conditions for Share Exchange may be changed or this Agreement may be terminated upon mutual consultations between Nidec and Nidec Servo.
Article 10 (Effect of this Agreement)
This Agreement shall lose effect if decisions by the lawful organs of Nidec or Nidec Servo as provided for in Article 6 of this Agreement, or authorizations, permissions, registrations, or approvals, etc. from related administrative offices necessary for Share Exchange, are not acquired.
Article 11 (Matters for Consultation)
In addition to matters as provided in this Agreement, matters necessary for Share Exchange shall be determined in accordance with the purpose of this Agreement upon consultations between Nidec and Nidec Servo.
IN WITNESS WHEREOF, this document shall be created in two (2) copies, affixed with the respective names and seals, and each party shall retain one (1) copy thereof.
April 26, 2010
NIDEC CORPORATION
Shigenobu Nagamori
Chairman of the Board, President and Chief Executive Officer
338 Tonoshiro-cho, Kuze, Minami-ku, Kyoto
NIDEC SERVO CORPORATION
Takuya Tajima
President
3-93 Aioi-cho, Kiryu-shi, Gunma
3.	Outline of the contents of matters as listed in the items of Article 184, Paragraph 1 (excluding Item 5 and Item 6) of the Ordinance for Enforcement of the Companies Act as of the day when a decision as per Article 298, Paragraph 1 of the Companies Act is made:
(1)	Matters concerning reasonableness of exchange value
(i)	Matters concerning method of calculation of number of shares to be delivered upon share exchange and reasonableness of the allocation

In order to ensure the fairness and appropriateness of the share exchange ratio to be applied in the Share Exchange, Nidec and the Company selected Deloitte Tohmatsu FAS (“Tohmatsu FAS”) and Ernst & Young Transaction Advisory Services Co., Ltd. (“E&Y TAS”) as their respective third-party advisers to calculate the exchange ratio.

Tohmatsu FAS calculated the value of Nidec and the Company using the market price method, the discount cash flow (“DCF”) method, and the stock price multiple method. (In applying the market price method, Tohmatsu FAS used the average closing prices per share, and the weighted average trading volumes, of Nidec common stock and the Company common stock for the one-week and one-month periods ended April 21, 2010, which was the reference date for the calculation, and for the period between the day immediately following Nidec’s and the Company’s announcement of revisions to their respective earnings results on January 28, 2010, and the reference date.)
Set forth below is the number of Nidec shares to be allocated in exchange for each share of the Company calculated based on each method:

Method Used	Range of Share Exchange Ratio
Market price method	0.0539–0.0583

DCF method	0.0521–0.0594

Stock price multiple method	0.0485–0.0587
In calculating the share exchange ratio, Tohmatsu FAS generally used information provided by both companies and information publicly available as is under the assumption that all such information was accurate and complete. Tohmatsu FAS did not independently verify the accuracy or completeness of the information. In addition, with regard to assets and liabilities (including contingent liabilities) of both companies and their respective affiliates, Tohmatsu FAS did not conduct an independent evaluation, appraisal or assessment, including any evaluation or analysis of each asset or liability, and did not request any such evaluation or appraisal from any third party. Tohmatsu FAS also assumed that the financial forecasts of both companies were reasonably prepared based on management’s best estimates and judgment at the time.

E&Y TAS calculated the value of Nidec and the Company using the market price method (for the period between the day immediately following Nidec’s and the Company’s announcement of revisions to their respective earnings results on January 28, 2010, and April 21, 2010, which was the reference date for the calculation), the DCF method, and the comparable companies analysis.

Set forth below is the number of Nidec shares to be allocated in exchange for each share of the Company calculated based on each method:

Method Used	Range of Share Exchange Ratio
Market price method	0.046–0.069

DCF method	0.039–0.066

Comparable companies analysis	0.052–0.082
In calculating the share exchange ratio, E&Y TAS generally used information provided by both companies and information publicly available as is under the assumption that all such information was accurate and complete. E&Y TAS did not independently verify the accuracy or completeness of the information. In addition, with regard to assets and liabilities (including contingent liabilities) of both companies and their respective affiliates, E&Y TAS did not conduct an independent evaluation, appraisal or assessment, including any evaluation or analysis of each asset or liability, and did not request any such evaluation or appraisal from any third party. E&Y TAS also assumed that the financial forecasts of both companies were reasonably prepared based on management’s best estimates and judgment at the time.

Nidec and the Company negotiated and discussed with each other in good faith, carefully considering the above calculations, and have determined and agreed that the share exchange ratio set forth in the share exchange agreement above (for each share of Nidec Servo common stock, 0.0570 shares of Nidec common stock will be allocated) was reasonable and acceptable.

Because Nidec currently holds 64.35% of the total outstanding shares of the Company’s stock, Nidec and the Company determined that measures should be taken to ensure the fairness of the Share Exchange.

Accordingly, in order to ensure the fairness of the share exchange ratio to be applied in the Share Exchange, Nidec requested a third-party adviser, Tohmatsu FAS, to calculate the ratio. Nidec also negotiated and discussed with the Company in good faith, carefully considering the above calculations, and determined by resolution at a meeting of its board of directors held on April 26, 2010 to enter into the Share Exchange based on the above-mentioned share exchange ratio.

In addition, Nidec engaged Oh-Ebashi LPC & Partners as its legal adviser, and received advice regarding the appropriate handling of and procedures for the Share Exchange from a legal perspective.

Tohmatsu FAS’s share exchange ratio calculation does not represent an opinion as to the fairness of the share exchange ratio for the Share Exchange.

Similarly, in order to ensure the fairness of the share exchange ratio to be applied in the Share Exchange, The Company requested a third-party adviser, E&Y TAS, to calculate the ratio. The Company also negotiated and discussed with Nidec in good faith, carefully considering the above calculations, and determined by resolution at a meeting of its board of directors held on April 26, 2010 to enter into the Share Exchange based on the above-mentioned share exchange ratio.

In addition, the Company engaged Kikkawa Law Offices as its legal adviser, and received advice regarding the appropriate handling of and procedures for the Share Exchange from a legal perspective.

E&Y TAS’s share exchange ratio calculation does not represent an opinion as to the fairness of the share exchange ratio for the Share Exchange.

(ii)	Matters relating to reasonableness of rules on the amounts of capital stock and reserve of the wholly-owning parent company after share exchange (Nidec)

In the Share Exchange, Nidec is to allocate shares of its common stock held in treasury in place of issuing new stock, and therefore the amount of capital stock and reserve of Nidec will not be increased. The Company considers that the amounts of the relevant capital stock and reserve are reasonable from the viewpoint of flexible capital policy.

(iii)	Points to note so as not to damage interests of shareholders of the wholly-owned subsidiary after share exchange (the Company)

Upon determination of the share exchange ratio, measures to avoid conflict of interests have been taken as follows. Mr. Shigenobu Nagamori, Chairman of the Board, President and Chief Executive Officer of Nidec, Mr. Hiroshi Kobe, Representative Director and Executive Vice President of Nidec, and Mr. Kenji Sawamura, Executive Vice President and Board Member of Nidec, concurrently serve as directors of the Company. In addition, Mr. Masahiro Hishida, Board Member of Nidec, concurrently serves as a director of the Company. Furthermore, Mr. Seiichi Hattori, Senior Vice President of Nidec, Mr. Tetsuo Inoue, Vice President and Board Member of Nidec, and Mr. Hideo Asahina, Corporate Auditor of Nidec, concurrently serve as corporate auditors of the Company.

In light of all the above persons holding concurrent positions, to avoid conflicts of interest, none of Messrs. Shigenobu Nagamori, Hiroshi Kobe, Kenji Sawamura and Tetsuo Inoue participated in the discussions or resolution concerning the Share Exchange by Nidec’s board of directors. Similarly, to avoid conflicts of interest, none of Messrs. Shigenobu Nagamori, Hiroshi Kobe, Kenji Sawamura and Masahiro Hishida participated in the discussions or resolution concerning the Share Exchange by the Company’s board of directors. In addition, Mr. Hideo Asahina did not participate in the discussions or resolution concerning the Share Exchange by Nidec’s board of directors, and did not express any opinion concerning the Share Exchange. Similarly, none of Messrs. Seiichi Hattori, Tetsuo Inoue and Hideo Asahina participated in the discussions or resolution concerning the Share Exchange by the Company’s board of directors, or expressed any opinion concerning the Share Exchange.

(iv)	Reasons for choice of shares of the wholly-owning parent company after share exchange (Nidec) as exchange value

For effective use of funds by making use of treasury shares held by Nidec.

(2)	Reference matters concerning exchange value
(i)	Provisions of Articles of Incorporation of the wholly-owning parent company after share exchange (Nidec)

<Translation>
ARTICLES OF INCORPORATION OF NIDEC CORPORATION
(copy)
Chapter 1. General Provisions
(Trade Name)
Article 1.
1)	The Company shall be called NIPPON DENSAN KABUSHIKI KAISHA.

2)	The Company shall be called NIDEC CORPORATION in English.
(Objects)
Article 2. The Objects of the Company shall be to engage in the following businesses:
(1)	Manufacture and sales of electric equipment, electric machines, electric devices and others

(2)	Manufacture and sales of electronic equipment, various electronic components and others

(3)	Manufacture and sales of precision equipment, precision machines, related components and others

(4)	Manufacture and sales of optical equipment, optical machines, related components and others

(5)	Manufacture and sales of industrial equipment, industrial robots and others

(6)	Manufacture and sales of measuring equipment, control equipment, precision measuring equipment and others

(7)	Manufacture and sales of forge rolling machines, precision press products, dies and others

(8)	Manufacture and sales of components and others for cars and other transport equipment

(9)	Manufacture and sales of office equipment, communication machines/devices and others

(10)	Manufacture and sales of medical equipment, medical machines/devices and others

(11)	Manufacture and sales of production/assembly machines and others of semiconductors, integrated circuits, boards and micro circuits

(12)	Manufacture and sales of various sensors, their applied products and others

(13)	Manufacture and sales of other machines, equipment and components

(14)	Development, sales and maintenance service of software and other information equipment

(15)	Development, manufacture, sales and maintenance service of various visual and communication systems and others

(16)	Agent business for damage insurance and life insurance policy business

(17)	Sales/purchase, lease, brokering and management business of movable property and real estate

(18)	Sales of books, educational materials and office supplies

(19)	Travel agent business and advertising business

(20)	Any business accompanying or related to items mentioned above
(Location of head office)
Article 3. The Company shall have its head office in Kyoto.
(Establishment of bodies)
Article 4. The Company shall have a board of directors, corporate auditors, a board of auditors, and accounting auditors.

(Method of giving public notice)

Article 5.	Method of publication by the Company shall be by electronic publication. Provided, however, in case of an accident or other inevitable cause that prevents the electronic publication, the publication shall be made in Nihon Keizai Shimbun.
Chapter 2. Shares
(Total number of shares that can be issued)

Article 6.	Total number of shares that can be issued shall be 480 million shares.
(Unit amount of stocks)

Article 7.	The number of shares to constitute unit of shares of the Company shall be 100.
(Administrator of Register of Shareholders)

Article 8.	The Company shall have an administrator of a register of shareholders.
(Share Handling Regulations)

Article 9.	Handling of the shares of the Company shall be governed by the Share Handling Regulations to be established by the Board of Directors.
(Right of a shareholder with less than unit)

Article 10.	A shareholder with less than unit may not exercise any right other than any of the following rights:
1.	A right that may not be limited by the Articles of Incorporation under Article 189.2 of the Company Law; or

2.	A right to delivery of shares upon allotment to shareholders and allotment of future delivery of new shares subject to invitation of application.
Chapter 3. General Meeting of Shareholders
(Date to determine entitled shareholders)

Article 11.	The shareholders entitled to exercise their rights at an Ordinary General Meeting of Shareholders shall be the final shareholders appearing or being recorded in the Register of Shareholders as of March 31 every year.
(Convening)

Article 12.	The ordinary general meeting of shareholders of the Company shall be convened in June in each year.

(Person to convene meeting and chairman of meeting)
Article 13.
1)	Unless otherwise provided in laws, a general meeting of shareholders shall be convened by the President, who shall act as chairman of such meeting.

2)	If the President is unable to act, another Director shall act in his place as provided by the Board of Directors.
(Method of adopting resolution)
Article 14.
1)	Unless otherwise provided in laws, ordinances, or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by a majority of the votes of the shareholders present.

2)	The resolution under Article 309, Clause 2 of the Company Law is made subject to attendance of more than one third of the shareholders who may exercise their voting rights and is made by the majority of more than two third of the exercised voting right.
(Disclosure of Reference Documents, etc. on Internet)

Article 15.	The Company may disclose on Internet any information on matters to be specified or recorded on reference documents, accounting documents, consolidated accounting document, and business report in accordance with the order of the Ministry of Justice.
(Exercise of voting rights by proxy)

Article 16.	Shareholders may exercise their voting rights by delegating the power to other shareholder who is entitled to vote, provided that the shareholder or the proxy shall present, at each general meeting of shareholders, the Company the letter to entitle to vote.
Chapter 4. Directors and Board of Directors
(Number of Directors)
Article 17. The Company shall have not more than 20 Directors.
(Election of Directors)
Article 18.
1)	Directors shall be elected at a general meeting of shareholders. For the election of Directors, the presence of the holders of shares representing one-third or more of the voting rights of all the shareholders shall be required and the majority thereof shall be needed.

2)	For the election of Directors, no cumulative voting shall be used.
(Term of office of Directors)
Article 19.
1)	The term of office of Directors shall expire at the close of the ordinary general meeting of shareholders for the business year to terminate within one year after their appointment.

2)	The term of office of Directors elected to increase their number or to fill vacancies shall be the same with the unexpired balance of the term of office of the other Directors currently in office.

(Representative Directors and Directors with specific titles)
Article 20.
1)	The Board of Directors shall appoint Representative Directors from among the directors.

2)	By resolution of the Board of Directors, the Company may appoint one board Chairman, one President and one or more Executive Vice Presidents, Senior Managing Directors and Managing Directors.
(Person to convene the Board of Directors and chairman of meeting)
Article 21.
1)	Unless otherwise provided in laws, the Board of Directors shall be convened by the President who shall be chairman of the meeting.

2)	If the President is unable to act, another Director shall act in his place as provided by the Board of Directors.
(Notice of meeting of the Board of Directors)

Article 22.	Notice for convening a meeting of the Board of Directors shall be dispatched to each Director and each Corporate Auditor three days prior to the date of the meeting; provided, however, that such period of notice may be shortened in case of urgency.
(Resolution of the Board of Directors)
Article 23.
1)	For resolution of the Board of Directors, the presence of a majority of Directors shall be required. And the resolution thereof shall be adopted by a majority of Directors present.

2)	If a director proposes any matter subject to resolution by the Board of Directors, the matter shall be deemed as resolved and approved by the Board of Directors if all of the directors who can participate in the resolution consent by written or electro-magnetic record and any of the Corporate Auditors shall not raise an objection.
Chapter 5. Corporate Auditors and Board of Corporate Auditors
(Number of Corporate Auditors)
Article 24. The Company shall have not more than five Corporate Auditors.
(Election of Corporate Auditors)

Article 25.	Corporate Auditors shall be elected upon attendance of one third or more of shareholders who may exercise their voting rights at a general meeting of shareholders and the majority thereof shall be needed.
(Term of office of Corporate Auditors)
Article 26.
1)	The term of office of Corporate Auditors shall expire at the close of the ordinary general meeting of shareholders for a business year last to occur within four years after their appointment.

2)	The term of office of Corporate Auditors elected to fill vacancies shall be the same with the unexpired balance of the term of the retired Corporate Auditors.

(Full-time Corporate Auditors)

Article 27.	The Corporate Auditors shall appoint a full time Corporate Auditor or Corporate Auditors from among their members.

(Notice of meeting of the Board of Corporate Auditors)

Article 28.	Notice for convening a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor three days prior to the date of the meeting; provided, however, that such period of notice may be shortened in case of urgency.

(Resolution of the Board of Corporate Auditors)

Article 29.	Unless otherwise provided in laws, for resolutions of the Board of Corporate Auditors, a majority of Corporate Auditors shall be required.

Chapter 6. Release from Liabilities of Corporate Auditors

(Release in part of Compensation of Damage)

Article 30.	The Company may execute with an outside Corporate Auditor(s) an agreement on liability of compensation of damage to the Company. Provided, however, that the maximum limit of the compensation shall be 8 million Yen or more for an outside Corporate Auditor or the amount fixed by the law, whichever higher.

Chapter 7. Accounts

(Business year)

Article 31.	The business year of the Company shall begin on April 1 in each year and end on March 31 in the following year.

(Body to determine distribution of surplus)

Article 32.	The Company may make distribution, etc. of surplus upon resolution of the Board of Directors in accordance with the laws and regulations.

(Date to determine the distribution of dividend)

Article 33.	Dividend of profit at the end of the year may be distributed to the shareholders or registered pledgees appearing or being registered in the Register of Shareholders as of March 31 in each year, and interim dividend as of September 30 every year.

(Period of limitations)

Article 34.	The Company shall be relieved of the obligation to pay any dividend of profit at the end of the year or interim dividend upon expiration of three years from the day on which such dividend became first due and payable. Further the Company shall not pay any interest on dividend of profit or interim dividend.

(ii)	Matters concerning method of conversion of exchange value
a.	Market for transactions of exchange value

Shares of Nidec are listed on the 1st Section of the Tokyo Stock Exchange, the 1st Section of the Osaka Securities Exchange, and the New York Stock Exchange.

b.	Party to perform mediation, commission or representation

Transactions may be conducted through a general securities firm.
(iii)	Matters concerning market value of exchange value

Prices of shares of Nidec on the Tokyo Stock Exchange for the past six months (closing price base) are as below:

	November	December	January	February	March	April
Month	2009	2009	2010	2010	2010	2010
Highest (yen)	7,750	8,540	9,170	8,910	10,030	10,050
Lowest (yen)	6,990	7,700	8,480	8,480	8,800	9,420
(iv)	Contents of Balance Sheet pertaining to each business year of which the last day fell during the past five years for the wholly-owning parent company after share exchange (Nidec).

As Nidec has submitted annual securities reports to the Prime Minister in accordance with the provisions of Article 24, Paragraph 1 of the Financial Instruments and Exchange Act, as to the contents of Balance Sheets pertaining to each business year of which the last day fell during the past five years, descriptions shall be omitted here.
(3)	Contents of financial statements, etc. pertaining to the most recent business year of the wholly-owning parent company after share exchange (Nidec)

Refer to the enclosed “Reference Documents for the 75th Ordinary General Meeting of Shareholders — Proposal No. 1 Supplement”

(4)	Disposition, etc. of material assets that occurred after the closing day of the most recent business year for companies concerned of to the Share Exchange
(i)	The Company

Not applicable.

(ii)	Nidec

Not applicable.

Proposal No. 2: Election of Seven Directors
     The terms of office of all seven Directors will expire at the conclusion of this meeting.
     Accordingly, election of seven Directors is proposed.
     The candidates for Directors are as follows:

Number of shares
	Name	Career summary, position and responsibility at the Company,		of the Company
No.	(Date of birth)	and principal concurrent positions		held
1	Shigenobu Nagamori (August 28, 1944)	Jul. 1973	Founds Nidec Corporation Chairman of the Board, President & CEO (current position)	1,300,000 shares

		Jun. 2007	Chairman of the Board of the Company (current position)

[Principal concurrent positions]

Member of the Board and Chairman of Nidec Sankyo Corporation

Member of the Board and Chairman of Nidec Copal Corporation

Member of the Board and Chairman of Nidec Tosok Corporation

Member of the Board and Chairman of Nidec Copal Electronics Corporation

Member of the Board and Chairman of Nidec-Reed Corporation

Representative Director and Chairman of Nidec-Shimpo Corporation

Representative Director and Chairman of Nidec Nissin Corporation

Member of the Board and Chairman of Nidec Servo Hotaka Corporation

[Position and responsibility at the parent company or its subsidiaries over the past five years]

		Mar. 2006	Retired as Director of Nidec America Corporation

		Mar. 2006	Retired as Director of Nidec Electronic (Thailand) Co., Ltd.

		Mar. 2006	Retired as Chairman of Nidec (Zhejiang) Corporation

		Mar. 2006	Retired as Chairman of Nidec (Dalian) Limited

		Mar. 2006	Retired as Director of Nidec Philippines Corporation

		Jun. 2009	Retired as Chairman of Sankyo Seiki Co., Ltd. (present Nidec Sankyo Corporation)

		Jun. 2009	Director & Chairman (Current)

		Sep. 2006	Retired as Chairman of Sankyo Corporation (present Nidec Sankyo Corporation)

		Oct. 2006	Director

		Mar. 2009	Retired as Director of the said company

		Jun. 1998	Director & Chairman, Nidec Copal Corporation (Current)

		Jun. 1997	Director & Chairman, Nidec Tosok Corporation (Current)

		Sep. 2004	Director & Chairman, Nidec Copal Electronics Corporation (Current)

		Mar. 1997	Director & Chairman, Nidec-Reed Corporation (Current)

		Sep 2009	Director, Nidec Techno Holdings Corporation (Current)

		Apr. 2006	Director, Nidec Shibaura Corporation

		Sep. 2009	Retired as Director of the said company

		Dec. 2005	Retired as Chairman of Nidec Shibaura (Zhejiang) Corporation

		Apr. 2006	Retired as Chairman of Nidec Power Motor Corporation

		Apr. 2006	Director

		Sep. 2009	Retired as Director of the said company

		Oct. 2003	Representative Director and Chairman, Nidec-Shimpo

Number of shares
	Name	Career summary, position and responsibility at the Company,		of the Company
No.	(Date of birth)	and principal concurrent positions		held
Corporation (Current)

		Dec. 2008	Retired as Chairman of Nidec-Kyori Corporation

		Jan. 2009	Director (Current)

		Dec. 2006	Director, Nidec Motors & Actuators. (Current)

		Jun. 2009	Retired as Chairman of Sankyo Logistics Corporation (present Nidec Logistics Corporation)

		Oct. 2009	Retired as Chairman of Nidec Machinery Corporation

		Mar. 2007	Retired as Chairman of Tokyo Pigeon Corporation (present Nidec Pigeon Corporation)

		Apr. 2007	Director

		Mar. 2009	Retired as Director of the said company

		Jun. 2006	Retired as Chairman of Nidec Total Service Corporation

		Jun. 2006	Director

		Mar. 2009	Retired as Director of the said company

		Mar. 2004	Representative Director and Chairman, Nisshin Koki Co., Ltd. (present Nidec Nissin Corporation) (Current)

		Mar. 2009	split into Nidec System Engineering (Zhejiang) Corporation, Nidec Tosok System Engineering (Zhejiang) Corporation, Nidec Ritok System Engineering (Zhejiang) Corporation, Nidec Kyori Engineering (Zhejiang) Corporation, and Nidec Machinery (Zhejiang) Corporation)

		Mar. 2009	Retired as Chairman

		Oct. 2008	Chairman, Nidec Servo Hotaka Corporation (Current)

2	Takuya Tajima (January 21, 1945)	Apr. 1967	Joined Hitachi, Ltd.	39,000 shares

		Feb. 1988	General manager, Transportation Division, Supervisory Office for Sales

		Apr. 1999	General manager, Kansai Branch Office

		Apr. 2001	System Solution Group (COO)

		Feb. 2002	Power and Industrial Dept., Power and Industrial Group (CEO)

		Jun. 2003	Vice president and Executive Officer, Social & Industrial Infrastructure Dept., Power and Industrial Group (CEO)

		Oct. 2004	Senior Vice president and Executive Officer, Supervisory General Manager, Supervisory Office for Sales

		Apr. 2006	Senior Managing Executive Officer, Representative Executive Officer and Director of the Company

		Jun. 2006	President, Executive Officer, Representative Executive Officer and Director

		Jun. 2007	President and Representative Director (Current)

[Principal concurrent positions]

Representative Director and President, Nidec Servo Europe B.V.

Representative Director and Chairman of Nidec Servo (HongKong) Co., Limited.

Member of the Board and Chairman of Japan Servo Motors Singapore Pte. Ltd.

Member of the Board and Chairman of Pt. Japan Servo Batam

Member of the Board and Chairman of Nidec Servo Vietnam Corporation

Representative Director and Chairman of Nidec Servo (Changzhou) Corporation

	Name	Career summary, position and responsibility at the Company,		Number of shares of
No.	(Date of birth)	and principal concurrent positions		the Company held
3	Masahiro Hishida	Apr. 1977	Joined The Sumitomo Bank, Limited (present Sumitomo Mitsui Banking Corporation)	1,000 shares

	(October 23, 1954)	Oct. 1985	Assistant to director, Sumitomo Bank of California

		Jul. 1987	Assistant General Manager, San Francisco Branch

		Oct. 1999	General Manager, Kita-Kyushu Banking Unit

		Oct. 2002	General Manager, Kyoto Banking Unit, Sales Dept. II

		Jun. 2005	Joins Nidec Corporation

		Jun. 2008	Vice President (Current)

		Jul. 2008	First Senior Vice President, General Manager, controls Sales Dept of the Company.

		Aug. 2008	First Senior Vice President, General Manager, Sales Div.

		Jun. 2009	Director and First Senior Vice President, General Manager, Sales Div.(Current)

[Position and responsibility at the parent company or its subsidiaries over the past five years]

		Sep. 2009	Director and First Senior Vice President of Nidec Techno Holdings Corporation (Current) Controls Sales Dept. (Current)

		Dec. 2007	Senior Managing Director, controls Sales Dept. of Nidec Shibaura Corporation

		Jun. 2008	Director and First Senior Vice President, Controls Sales Dept. (Current)

		Dec. 2006	Supervisor of Nidec Motors & Actuators.

		Jan. 2007	Senior Managing Director, Sales Div.

		Jul. 2007	Senior Managing Director, Controls Sales Dept.

		Jun. 2008	Director and First Senior Vice President (Current) Controls Sales Dept.

Number of shares
	Name	Career summary, position and responsibility at the Company,		of the Company
No.	(Date of birth)	and principal concurrent positions		held
4	Takashi Watanuki	Apr. 1978	Joined Asahi Optical Co., Ltd. (present PENTAX CORPORATION)	0 shares

	(November 19, 1952)	Nov. 1997	President, Pentax Cebu Philippines

		Oct. 2000	Manager, Corporate Management Office, PENTAX CORPORATION

		Jun. 2002	General Manager, Corporate Planning Div.

		Jun. 2003	Executive Officer

		Jun. 2004	Director and Senior Executive Officer

		Jul. 2006	General Manager, Component Business Div.

		Apr. 2007	President & CEO

		Oct. 2007	Joins Nidec Corporation Vice President, Nidec (Dalian) Limited

		Jun. 2008	Vice President (Current)

		Jan. 2010	Senior Vice President, Deputy General Manager, R&D/Engineering Div. of the Company

		Apr. 2010	Senior Vice President, General Manager, R&D/Engineering Div. (Current)

[Position and responsibility at the parent company or its subsidiaries over the past five years]

		Oct. 2007	Vice President, Nidec (Dalian) Limited

		Jan. 2008	Chief, Vehicle Installation Project Dept.

		Jun. 2008	Vice President of Nidec Automobile Motor (Zhejiang) Corporation

		Dec. 2009	Retired as Vice President of Nidec Automobile Motor (Zhejiang) Corporation

5	Shuji Hosono	Apr. 2002	Deputy General Manager, Business Controls Division, Mizuho Corporate Bank, Ltd.	0 shares

	(June 18, 1952)	Dec. 2002	Joins Nidec Corporation Assistant to General Manager, Management of Affiliated Companies Dept.

		Jul. 2003	Executive Director, General Manager, General Affairs Dept. Nidec Tosok Corporation

		Jun. 2004	A member to the Board of Directors

		Jun. 2005	Controls Administration Dept.

		Jun. 2008	Director and Vice President (Current)

		May 2010	Supervisor of the Company (Current)

Number of shares
	Name	Career summary, position and responsibility at the Company,		of the Company
No.	(Date of birth)	and principal concurrent positions		held
6	*Hiroshi Kobe	Jul. 1973	Joins Nidec Corporation	1,000 shares

	(March 28, 1949)	Nov. 1984	A member to the Board of Directors

		Nov. 1991	Managing Director, controls Sales Department

		Apr. 1994	General Manager, Sales Div. and Sales Department

		Oct 1994	General Manager, Domestic Business Dept. No. 2

		Apr. 1996	Senior Managing Director, controls overall business operations

		Apr. 2000	Executive Vice President, controls Sales Departments

		Apr. 2002	Controls the Company’s SPM business operations

		Jun. 2004	Represents Compliance Office and Risk Management Office

		Apr. 2005	COO (Current) Represents Motor Engineering Research Laboratory (Current)

		Sep. 2005	Represents SPM Quality Control Dept.

		Jun. 2006	Executive Vice President and COO

		Jun. 2007	Director of the Company (Current)

		Oct. 2007	Controls Sales Departments, Nidec Corporation

		May 2008	Represents Compliance Office (Current)

		Jun. 2008	Executive Vice President, COO, and Executive Officer (Current)

		Dec. 2009	Represents SPM Purchasing Dept. (Current)

[Principal concurrent positions]

Representative Director and Chairman of Nidec Korea Corporation

Representative Director and Chairman of Nidec Total Service Corporation

[Position and responsibility at the parent company or its subsidiaries over the past five years]

		Apr. 2006	Director of Nidec America Corporation (Current)

		Jun. 2006	Retired as CEO of Nidec Electronics GmbH

		Apr. 2003	Director of Nidec Electronic (Thailand) Co., Ltd. (Current)

		Apr. 2002	Chairman of Nidec (Zhejiang) Corporation (Current)

		Apr. 2006	Chairman of Nidec (Dalian) Limited (Current)

		Apr. 2006	Chairman of Nidec (Dongguan) Limited (Current)

		Jun. 2006	Retired as Chairman of Nidec Taiwan Corporation

		Jun. 1999	Director of Nidec Singapore Pte. Ltd. (Current)

		Jun. 2006	Retired as Chairman of Nidec (H.K.) Co., Ltd.

		Mar. 2006	Retired as Chairman of Nidec Philippines Corporation

		Apr. 2006	Director (Current)

		Mar. 2006	Retired as Chairman of Nidec Precision Philippines Corporation

		Apr. 2006	Director (Current)

		Apr. 2006	Director of Nidec Vietnam Corporation (Current)

		Jan. 2000	Representative Director and Chairman of Nidec Korea Corporation (Current)

		Jun. 2008	Retired as Chairman of Nidec (Shanghai) International Trading Co., Ltd	.

		Jun. 2004	Director of Nidec Copal Corporation (Current)

		Oct. 1998	Director of Shibaura Denki Sangyou Corporation (present Nidec Shibaura Corporation)

		Jun. 2009	Director of Nidec Logistics Corporation

		Jan. 2008	Director of Brilliant Manufacturing Co., Ltd. (present Nidec Brilliant Co., Ltd.)

		Jun. 2006	Representative Director and Chairman of Nidec Total Service Corporation (Current)

Number of shares
	Name	Career summary, position and responsibility at the Company,		of the Company
No.	(Date of birth)	and principal concurrent positions		held
7	*Kenji Sawamura	Nov. 1989	Director, Corporate Planning, Nissan Motor Co., Ltd.	1,000 shares

	(February 15, 1942)	Jan. 1991	General Manager, Oppama Plant, Nissan Motor Co., Ltd.

		Jun. 1993	Senior Executive Director, Nissan Motor Co., Ltd.

		Jun. 1997	Managing Director, Nissan Motor Co., Ltd.

		Oct. 1998	Joins Nidec Corporation as Executive Director

		Jul. 1999	Vice President, Nidec (Dalian) Limited

		Jun. 2000	A member to Nidec Corporation’s Board of Directors

		Jun. 2001	Deputy Chairman and President, Nidec (Dalian) Limited

		Oct. 2001	Controls DCM business operations

		Apr. 2002	Senior Managing Director, controls LDCM business operations

		Apr. 2003	Controls DCM business operations

		May 2003	Controls the Company’s purchasing operations (Current) and Corporate Quality Control Dept.

Oct. 2003	Represents fan business operations, controls Tottori Technical Center, Shiga Technical Center (Current)
Represents Die & Mold Dept. (* name of Dept. has changed from Die & Mold Dept. to Die & Mold Technical Dept. in Apr. 2010) (Current)

		Sep. 2005	Represents ADF Quality Control Dept. (Current)

		Jun. 2006	Executive Vice President of Nidec Corporation (Current)

		Jun. 2007	Director of the Company (Current)

		Apr. 2008	Represents Nidec’s ADF business operations (Current) and controls A/B business operations (Current)

		Jun. 2008	Executive Vice President and Executive Officer (Current)

		Jan. 2010	Represents A/B business operations (Current)

[Principal concurrent positions]

Representative Director, Chairman and CEO of Nidec Electronics GmbH

Representative Director and Chairman of Nidec (Dalian) Limited

Representative Director and Chairman of Nidec Automobile Motor (Zhejiang) Corporation

Representative Director and Chairman of Nidec (Dongguan) Limited

Representative Director and Chairman of Nidec Techno Holdings Corporation

Representative Director and Chairman of Nidec Shibaura Corporation

Representative Director and Chairman of Nidec Power Motor Corporation

Representative Director and Chairman of Nidec Machinery Corporation

Member of the Board, Chairman and CEO of Nidec America Corporation

Member of the Board, Chairman and CEO of Nidec Vietnam Corporation

Member of the Board, Chairman and CEO of Nidec Motors & Actuators.

[Position and responsibility at the parent company or its subsidiaries over the past five years]

		Jul. 2004	Chairman of Nidec America Corporation (CEO) (Current)

		Jun. 2006	Representative Director and Chairman of Nidec Electronics GmbH (CEO) (Current)

		Apr. 2002	Chairman of Nidec (Dalian) Limited (Current)

		Apr. 2006	Chairman of Nidec Automobile Motor (Zhejiang) Corporation

Number of shares
	Name	Career summary, position and responsibility at the Company,		of the Company
No.	(Date of birth)	and principal concurrent positions		held
(Current)

		Jul. 2002	Chairman of Nidec (Dongguan) Limited (Current)

		Mar. 2008	Retired as Chairman of Nidec Taiwan Corporation

		Sep. 2007	Retired as Chairman of Nidec (H.K.) Co., Ltd.

		Mar. 2008	Retired as Chairman of Nidec (New Territories) Co., Ltd

		Apr. 2006	Chairman of Nidec Vietnam Corporation (CEO) (Current)

		Sep. 2009	Representative Director and Chairman of Nidec Techno Holdings Corporation (Current)

		Apr. 2006	Retired as Director of Nidec Shibaura Corporation

		Apr. 2006	Representative Director and Chairman of Nidec Shibaura Corporation (Current)

		Dec. 2006	Chairman of Nidec Motors & Actuators. (Current)

		Apr. 2006	Retired as Director of Nidec Power Motor Corporation

		Apr. 2006	Representative Director and Chairman of Nidec Power Motor Corporation (Current)

		Jun. 2005	Retired as Director of Nidec Machinery Corporation

		Oct. 2009	Representative Director and Chairman of Nidec Machinery Corporation (Current)

		Mar. 2006	Retired as Vice Chairman of Nidec Tosok/Vietnam Corporation

		Oct. 2005	Chairman of Nidec Shibaura (Zhejiang) Corporation

		Jun. 2008	Retired as Chairman of Nidec Shibaura (Zhejiang) Corporation

(Notes) 1.	Candidates with * mark are candidates for Outside Director. These candidates are executives of Nidec Corporation, the specified affiliated company (parent company) of the Company, and the Company judges that by their providing advice on overall management of the Company based on their extensive experience at the relevant company and high-level of knowledge, the management system of the Company can be reinforced even further, and thus their election is requested.

2.	Each candidate for Outside Director is presently an Outside Director of the Company. The terms of office of the relevant Outside Directors of the Company shall become three years as of the conclusion of this Meeting.

3.	The Company has executed liability limitation agreements to exempt from liability within the limitation under the laws and regulations with each candidate for Outside Director in accordance with the Articles of Incorporation of the Company. If reelection of them is approved, the Company will continue the said liability limitation agreements with each of them.

NIDEC SERVO CORPORATION
Reference Documents for the 75th Ordinary General Meeting of Shareholders
- Proposal No. 1 Supplement -
Contents of financial statements, etc. pertaining to the most recent business year of
NIDEC CORPORATION
Operating and Financial Review and Prospects
Consolidated Balance Sheets
Condensed Consolidated Statements of Income
Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss)
Notes on Consolidated Financial Statements
Non-Consolidated Balance Sheets
Non-Consolidated Statements of Income
Non-Consolidated Statements of Shareholders’ Equity
Notes on Non-Consolidated Financial Statements
Audit Report by Independent Auditor
Audit Report by Independent Auditor
Audit Report

1

Operating and Financial Review and Prospects
(Fiscal Year ended March 31, 2010)
I. Current circumstance of Nidec Group
1.	Analysis of Operating Results
               (1) Overview
Due in part to the economic stimulus plans and monetary relaxation measures implemented by several major countries in response to the global recession, the global economy for the year ended March 31, 2010 (“this fiscal year”) saw a mild recovery, especially in major developed countries in the first half of this fiscal year. China, South-East Asian countries and other newly emerging economies experienced a more rapid economic upturn in the second half of this fiscal year. As a result of customer demand increasing rapidly this fiscal year in newly emerging markets, we experienced a recovery in sales volume in our major electronic product businesses (e.g. small precision motors, and electronic and optical components) in the first half of this fiscal year, followed by a recovery in demand in our machinery, mid-size motor, and other businesses (e.g., automobile components) in the second half of this fiscal year.
We viewed the recession as an opportunity to fundamentally reform the Group profit structure, and are in the process of implementing a WPR™ project (double profit ratio = profit ratio doubling project) with an aim to becoming a “new Nidec Group.” In anticipation of the arrival of a new age of brushless motors, we placed our main focus on managing our business operations based on core concepts intended to ensure that we will be in a leading position to adopt and implement growth-oriented business strategies. Our Group-wide efforts to increase sales by actively developing new products, markets, and customers were based on the four key phrases, “energy-saving,” “eco-friendly,” “light, thin, short, and small,” and “half-price.”
These efforts led to further progress in the Group-wide, WPR™ Project-based profitability reform. Although net sales for this fiscal year, which totaled ¥587,459 million, recovered only to an approximately 81% level as compared to the fiscal year ended March 31, 2008 when we recorded our record-high net sales, we achieved record-high operating income, income from continuing operations before income taxes and net income attributable to Nidec Corporation, which exceeded the ¥50 billion mark, in this fiscal year. Compared to the previous fiscal year, even though the sales decreased 4% approximately, operating income, income from continuing operations before income taxes, and net income attributable to Nidec Corporation each increased over 50% for this fiscal year. In particular, the net income attributable to Nidec Corporation for this fiscal year increased approximately 83% compared to the previous fiscal year.
               (2) Sales of individual businesses
The sales of “small precision motors” increased approximately ¥16.1 billion, or 5%, from the previous fiscal year to ¥330,16 million.
Unit shipments and sales of our spindle motors for hard disc drives (“HDDs”) for this fiscal year increased approximately 32% and 12%, respectively, compared to the previous fiscal year. The average unit price of spindle motors for HDDs on a Japanese yen basis and on a U.S. dollar basis for this fiscal year decreased 15% and 8%, respectively, compared to the previous fiscal year. Customer demand for our spindle motors for HDDs significantly increased during this fiscal year compared to the previous fiscal year, with our unit shipments of spindle motors for 2.5-inch and 3.5-inch HDDs increasing approximately 41% and 27%, respectively. Demand for spindle motors for 2.5-inch HDDs has continued to increase significantly since the beginning of this fiscal year.
Net sales of other small precision brushless DC motors increased approximately 3%, compared to the previous fiscal year, and net sales of brushless DC fans decreased approximately 13%, for

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this fiscal year compared to the previous fiscal year. Unit shipments and sales of other small precision brushless DC motors by Nidec Corporation and its direct-line subsidiaries increased approximately 34% and 13%, respectively, for the same period. The average unit price of other small precision brushless DC motors on a U.S. dollar basis for this fiscal year decreased approximately 8% compared to the previous fiscal year. Unit shipments and sales of brushless DC fans by Nidec Corporation and its direct-line subsidiaries decreased approximately 1% and 13%, respectively, for the same period mainly due to the further appreciation of the Japanese yen against the U.S. dollar and the decrease in the average unit price resulting from changes in our product mix.
     The sales amount of “mid-size motors” decreased approximately 3,800 million, or 5%, from the previous fiscal year to ¥73,381 million.
Although sales of mid-size motors for automobiles by Nidec Corporation and its direct-line subsidiaries for this fiscal year increased approximately 18% compared to the previous fiscal year, sales of mid-size motors by Nidec Motors & Actuators decreased approximately 10% for the same period primarily due to the appreciation of the Japanese yen against the U.S. dollar and Euro and the negative effects of the recession in the United States and Europe.
Nets sales of mid-size motors for home appliances and industrial use also decreased approximately 8% for this fiscal year compared to the previous fiscal year. The amount of net sales for the fiscal year included ¥3,000 million of sales at Nidec Sole Motor S.R.L. and its subsidiary, which became our consolidated subsidiaries in January 2010. Excluding the sales impact of these newly consolidated subsidiaries, net sales of mid-size motors for home appliances and industrial use for this fiscal year decreased approximately 15% compared to the previous fiscal year primarily due to the appreciation of the Japanese yen against the U.S. dollar.
Net sales of machinery decreased approximately ¥21,500 million, or 31%, to ¥47,966 million for this fiscal year compared to the previous fiscal year. This decrease, which represents the largest rate of decrease among all of our product categories, was mainly due to stagnant capital investments by our customers globally. The improvement in operating income ratio for the three months ended March 31, 2010 was due mainly to increasing capital investments in China starting in the second half of this fiscal year.
Sales at Nidec Sankyo of such products as LCD panel handling robots and card readers decreased approximately ¥10,500 million, or 33%, and sales at Nidec Copal, Nidec-Read, Nidec-Shimpo and Nidec Tosok also decreased approximately ¥3,900 million, ¥2,600 million, ¥2,300 million and ¥1,000 million, respectively, for this fiscal year compared to the previous fiscal year. Operating income of these five companies decreased for the same period.
Net sales of electronic and optical components decreased approximately ¥15,400 million, or 13%, to ¥107,173 million for this fiscal year compared to the previous fiscal year. Sales at Nidec Sankyo and its subsidiaries of electronic and optical components decreased approximately ¥5,400 million, or 15%, for this fiscal year compared to the previous fiscal year. Electronic component sales at Nidec Copal and sales at Nidec Copal Electronics of such products as circuit components and sensors, decreased approximately ¥4,200 million and ¥3,700 million, or 7% and 13%, respectively, for this fiscal year compared to the previous fiscal year.
Net sales of other products increased approximately ¥1,200 million, or 4%, to ¥28,779 million for the fiscal year compared to the previous fiscal year. Sales of automotive parts at Nidec Tosok increased approximately ¥3,600 million, or 21%, for the same period. Net sales of pivot assemblies and other sales related to services decreased for this fiscal year compared to the previous fiscal year.

WPR was named by Shigenobu Nagamori of NIDEC CORPORATION based on his unique business management method in 2008.

WPR ™ is a trademark of NIDEC CORPORATION in Japan.

WPR © Shigenobu Nagamori NIDEC CORPORATION 2008

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2.	Financing and capital investment
(1)	Financing
     The financing during the consolidated fiscal year was loans from financial institutions only.
(2)	Capital investment
     The capital investment during the consolidated fiscal year totaled to 29,359 million, mainly for the enhancement of domestic sites, such as the construction of a small precision motor research and development facility (Nidec Corporation’s Nagano Technical Center) and of an automotive motor research and development facility (Nidec Corporation’s Shiga technical Center), and for the improvement of the production capability of overseas subsidiaries such as a small precision motor component manufacturing facility (Nidec Precision (Thailand) Co., Ltd.).
     Other areas of investment include the improvement of energy efficiency and streamlining and for new product development facilities.
3.	Assets, profits and losses for the past three fiscal years

(1)	Assets, profit and loss of Nidec Group

		FY2006	FY2007	FY2008	FY2009
		34th fiscal	35th fiscal	36th fiscal	37th fiscal
		year	year	year	year
		(Apr. 06-	(Apr. 07 -	(Apr. ‘08 -	(Apr. ‘09 -
Category		Mar. ‘07)	Mar. ‘08)	Mar. ‘09)	Mar. ‘10)
Net sales	(¥ in millions)	611,341	724,361	610,803	587,459
Operating income	(¥ in millions)	65,780	77,397	52,015	78,342
Net income attributable to shareholders	(¥ in millions)	39,932	41,156	28,353	51,961
Net income attributable to shareholders per share	(¥ in millions)	276.03	284.00	197.42	373.04
Total assets	(¥ in millions)	662,623	671,714	702,884	692,791
Shareholders’ equity	(¥ in millions)	305,016	319,584	297,148	340,309
Shareholders’ equity per share	(¥)	2,107.40	2,204.94	2,133.27	2,443.16

Notes:

1.	Figures less than ¥1 million in figures in millions are rounded off.

2.	NIDEC produced its consolidated financial statements based on the generally accepted accounting principles in the United States (“US GAAP”).

3.	The “net income attributable to shareholders per share” and the “shareholders’ equity per share” were calculated based on the “average number of shares outstanding” and the “number of shares outstanding as of the end of the fiscal year” respectively.

4.	In accordance with the US GAAP, part of the consolidated financial information of the past fiscal year concerning discontinued businesses are adjusted and presented.

5.	In accordance with the US GAAP, the term, “net income (of the current term)” has been replaced by “Net income attributable to shareholders” since the present term. Accordingly, the new term is used over its old term in the past fiscal years.

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(2)	Assets, profit and losses of Nidec Corporation

		FY2006	FY2007	FY2008	FY2009
		34th fiscal	35th fiscal	36th fiscal	37th fiscal
		year	year	year	year
		(Apr. 06-	(Apr. 07 -	(Apr. ‘08 -	(Apr. ‘09 -
Category		Mar. ‘07)	Mar. ‘08)	Mar. ‘09)	Mar. ‘10)
Net sales	(¥ in millions)	180,596	189,253	134,324	144,410
Operating income	(¥ in millions)	25,206	21,307	25,119	30,740
Net income attributable to shareholders	(¥ in millions)	15,170	21,519	21,669	31,667
Net income attributable to shareholders per share	(¥ in millions)	104.86	148.50	150.88	227.34
Total assets	(¥ in millions)	357,785	365,713	466,817	405,958
Shareholders’ equity	(¥ in millions)	209,005	223,357	212,584	237,777
Shareholders’ equity per share	(¥)	1,444.05	1,541.03	1,526.17	1,707.05

Notes:

1.	Figures less than ¥1 million in figures in millions are rounded off.

2.	The “net income attributable to shareholders per share” and the “shareholders’ equity per share” were calculated based on the “average number of shares outstanding” and the “number of shares outstanding as of the end of the fiscal year” respectively.
4.	Issues
     We anticipate that the rapid growth of the emerging economies that led the economic recovery in the second half of the fiscal year ended March 31, 2010 will continue in the first half of the fiscal year ending March 31, 2011. Based on this expectation, we believe the markets will continue to focus on business trends represented by the four key phrases, namely, “energy-saving,” “eco-friendly,” “light, thin, short, and small,” and “half-price”). Capital investments by companies, which have been stagnant, are expected to return to gradual growth. In the mean time, downward pricing pressure caused by the increasingly fierce price competition is expected to persist. On the other hand, as a result of the global economic recovery and the rising demand in emerging economies, the increase in raw material prices, and the labor shortage and the labor cost increase in China and Asian regions, are expected to pose a more serious concern, and the regulatory risks relating to taxation, currency exchange and labor may increase.
NIDEC has been tackling business issues under the three basic philosophies:
(1)	Creating jobs is the best contribution to the society.

(2)	Provide products that are essential to the world.

(3)	Aim to become the world’s No. 1 in everything we go.
     Specifically, we will be committed to: (1) Enhance the corporate governance system; (2) Reform the profitability; (3) Strengthen the technological development system; (4) Produce products globally; and (5) Improve the entire Group’s business management system. In reforming the profitability, in particular, based on lessons learned from the global recession, we regard 20% or more of sales profit ratio as a safety zone of business management, and have been implementing various actions under the WPR™ (double profit ratio = profit ratio doubling) project started in January 2009.
     The WPR™’s guidelines are as follows:

- Step 1:	Secure profit when the sales level 50% of its peak.

- Step 2:	Reach the profit ratio of the peak period when the sales level recovers to 75% of it peak.

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- Step 3:	Achieve a profit ratio twice larger of its peak when the sales level recovers to its peak.
We have reached Step 2 so far, making steady progress in our effort.
     Furthermore, CSR Promotion Office, established in April 2008, has been implementing various actions as a dedicated group, just like existing Compliance Office and Risk Management Office. As we engage in business activities as a public institution, we will contribute to the society by not only expanding job opportunities but also taking new measures based on NIDEC’s business philosophies.
5.	Main businesses of Nidec Group (as of March 31, 2010)
     The Group mainly manufactures and sells spindle motors for computers’ hard disk drives (HDDs) and other small precision motors that are used for PCs’ peripheral devices, OA (office automation) equipment/devices, and home appliances, while producing and selling mid-size motors, mechanical equipment and devices, and electronic and optical components, as well as providing insurance, logistics and other collateral services.
     The Groups businesses are as follows:

Business	Description
Small precision motor	Small precision DC motors (including spindle motors for HDDs), small precision fans, brushed motors, vibration motors.

Mid-size motor	Motors for home appliances, automobiles and industrial use.

Equipment and devices	Transmissions and reduction gears, precision equipment, and FA-related equipment

Electronic and optical components	Electronic and optical components.

Other products	Automobile components, pivot assemblies, other components, services, etc.
6.	Major business sites and plants, and employees (as of March 31, 2010)
(1)	Major business sites and plants

Head office	Minami-ku, Kyoto-shi
Sales offices and product development sites	Kyoto, Tokyo, Osaka, Nagoya, Fukuoka, Shiga, and Nagano

Other sites	Nidec Electronics (Thailand) Co., Ltd., Nidec (Zhejiang) Corporation (China), Nidec (Dalian) Limited (China), Nidec Singapore Pte. Ltd., Nidec (H.K.) Co., Ltd., Nidec Philippines Corporation, Nidec Sankyo Corporation (Nagano), Nidec Copal Corporation (Tokyo), Nidec Tosok Corporation (Kanagawa), Nidec Copal Electronics Corporation (Tokyo), Nidec Servo Corporation (Gunma), Nidec-Read Corporation (Kyoto), Nidec Techno Motor Holdings Corporation (Kyoto), and Nidec Motors & Actuators (Germany)
(2)	Employees in Nidec Group
(i)	Employees in the Group

		Increase (decrease) from the end
Category	Employees	of previous fiscal year
Total	96,482	19,908

Note: In addition to the above employees, 34,709 people are working as temporary staff.

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(ii)	Employees in Nidec Corporation

		Increase
		(decrease) since
		the end of
		previous fiscal		Average years
Category	Employees	year	Average age	of employment
Total	1,658	56	36.14	9.23

Note: In addition to the above employees, 124 people are working as temporary staff.
7.	Important parent companies and subsidiaries (as of March 31, 2010)
(1)	Important subsidiaries

		Ratio of
	Capital or	voting
Subsidiaries	investment	rights		Description of business
Nidec Electronics (Thailand) Co., Ltd.	Thousand THB 1,950,000	99.9%		Manufacturing and sales of small precision motors.
Nidec (Zhejiang) Corporation	Thousand USD 35,000	100.0%		Manufacturing and sales of small precision motors.
Nidec (Dalian) Limited	Thousand USD 36,500	100.0%		Manufacturing and sales of small precision motors.
Nidec Singapore Pte. Ltd.	Thousand USD 4,656	100.0%		Sales of small precision motors and pivot assemblies.
Nidec (H.K.) Co., Ltd.	Thousand HKD 800	100.0%		Sales of small precision motors.
Nidec Philippines Corporation	Thousand USD 39,207	99.9%		Manufacturing and sales of small precision motors.
Nidec Sankyo Corporation	Million yen 35,270	74.7 *(1.9	% %)	Manufacturing and sales of small precision motors, machinery and equipment, and electronic and optical components.
Nidec Copal Corporation	Million yen 11,080	Note 3 59.9 *(1.3	% %)	Manufacturing and sales of small precision motors, machinery and equipment, and electronic and optical components.
Nidec Tosok Corporation	Million yen 5,087	68.7 *(1.6	% %)	Manufacturing and sales of machinery and equipment, and automobile components.
Nidec Copal Electronics Corporation	Million yen 2,362	64.6 (0.0	% %)	Manufacturing and sales of electronic and optical components.
Nidec Servo Corporation	Million yen 2,548	64.9%		Manufacturing and sales of small precision motors.
Nidec-Read Corporation	Million yen 938	Note 4 65.5 *(43.8	% %)	Manufacturing and sales of machinery and equipment.

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		Ratio of
	Capital or	voting
Subsidiaries	investment	rights	Description of business
Nidec Techno Motor Holdings Corporation	Million yen 2,500	100.0%	Management and supervision of its subsidiaries that manufacture and sell mid-size motors.
Nidec Motors & Actuators (Germany)	Thousand EUR 25	100.0%	Manufacturing and sales of mid-size motors.

Notes:

1.	Figures less than the unit in the capitals are rounded off.

2.	The percentages within the parentheses in the “Ratio of voting rights” column indicate the ratios of the voting rights owned by the Company’s subsidiaries and other institutions. The asterisks are the totals of the ratios of the voting rights owned by multiple subsidiaries of the Company.

3.	Nidec Copal Corporation’s ratio of voting rights includes the 401,000 shares (ratio of voting rights: 0.6%) of Nidec-Shimpo Corporation, which provided the shares to Sumitomo Trust & Banking Co., Ltd. as an employee retirement benefit trust.

4.	Nidec-Read Corporation’s ratio of voting rights includes the 515,000 shares (ratio of voting rights: 7.3%) of Nidec Corporation, which provided the shares to Sumitomo Trust & Banking Co., Ltd. as an employee retirement benefit trust.
(2)	Business combinations
1.	The Company purchased 3,617,000 shares of Nidec Sankyo Corporation (¥1,631 million) in the market.

2.	The Company purchased 501,000 shares of Nidec Copal Corporation (¥440 million) in the market.

3.	The Company purchased 469,000 shares of Nidec Tosok Corporation (¥377 million) in the market.

4.	The Company purchased 615,000 shares of Nidec Copal Electronics Corporation (¥347 million) in the market.

5.	The Company purchased 607,000 shares of Nidec Servo Corporation (¥258 million) in the market.

6.	Nidec Techno Motor Holdings Corporation was established on September 25, 2009 with ¥2,500 million in capital, all of which the Company (Nidec Corporation) paid on October 01, 2009.

7.	The Company sold all of its 7,000 shares of Nidec Shibaura Corporation (¥2,875 million) and 36,000 shares of Nidec Power Motor Corporation (¥1,064 million) to Nidec Techno Motor Holdings Corporation on October 01, 2009.

8.	On February 26, 2010, Nidec Electronics (Thailand) Co., Ltd. acquired 90% of the shares of SC WADO Co., Ltd., a base plate manufacturer (THB86,400,000), from Salee Industry Public Company Limited and individual shareholders, and made SC WADO Nidec Corporation’s subsidiary.

9.	On October 20, 2009, Nidec (Shenzhen) Co., Ltd. was established with HKD600,000 in capital, all of which was paid by Nidec (H.K.) Co., Ltd. on December 04, 2009.

10.	On July 22, 2009, Nidec Tosok Akiba (Vietnam) Co., Ltd. was established with ¥500 million in capital, 85% of which was paid by Nidec Tosok Corporation on March 29, 2010.

11.	On January 26, 2010, Nidec Techno Motor Holdings Corporation acquired a home appliance motor division from Appliances Components Companies S.p.A by €10,100,000, and made the division a wholly owned subsidiary, and named it Nidec Sole Motor Corporation S.R.L.

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8.	Major financial lenders and amounts borrowed (as of March 31, 2010)

Lenders	Amount borrowed (yen in millions)
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	43,000
The Bank of Kyoto, Ltd.	20,000
Sumitomo Mitsui Banking Corporation	20,000
9.	Policy on decisions regarding the dividend of surplus, etc.
     The Company, viewing companies as their shareholders’ assets, ensures good business performance to secure a high share price, and envisions a company that always anticipates future changes, and this is the fundamental of the Company, which constantly challenges itself for growth. We will provide our shareholders with the Company’s profit so that, while aiming to achieve a 30% consolidated profit in a long term, we can maintain a stable dividend and yet increase its amount depending on the circumstance of our consolidated net profit. Also, we will utilize our internal reserve to further enhance the Company’s management capabilities and to expedite business expansion to achieve better profitability.
10.	Other important matters concerning the current business circumstances of Nidec Group
     There are no matters to be reported.
II. Matters concerning shares of the Company (as of March 31, 2010)
1.	Total number of shares issuable: 480,000,000

2.	Total number of shares issued: 145,075,080

3.	Number of shareholders: 22,776

4.	Ten major shareholders (excluding own shares):

	Shares owned	Shareholding ratio
Shareholders	(in thousands)	(%)
Shigenobu Nagamori	11,952	8.58
The Master Trust Bank of Japan, Ltd. (Trust account)	10,732	7.70
Japan Trustee Services Bank, Ltd. (Trust account)	10,550	7.57
The Bank of Kyoto, Ltd.	5,927	4.25
SN Kosan Ltd.	5,511	3.95
The Dai-ichi Mutual Life Insurance Company	4,415	3.17
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	3,514	2.52
Nippon Life Insurance Company	3,371	2.42
Meiji Yasuda Life Insurance Company	3,188	2.28
Moxley and Co.	2,229	1.60

Notes:

1.	Figures less than one thousand in the number of share owned are rounded off.

2.	The shareholding ratio was calculated excluding own shares (5,784,406 shares).

3.	The Dai-ichi Mutual Insurance Company changed its name to the Dai-ichi Life Insurance Company, Limited as of April 01, 2010.
III. Matters concerning the Company’s share warrant, etc.
     There are no matters to be reported.

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IV. Matters concerning Directors of the Company
1.	Members to the Board of Directors and the Board of Corporate Auditors (as of March 31, 2010)

Job description or representative status at other
Position	Name	corporations, etc.
Chairman of the board, President & CEO	Shigenobu Nagamori	Chief Executive Officer
Member of the Board and Chairman, Nidec Sankyo Corporation
Member of the Board and Chairman, Nidec Copal Corporation
Member of the Board and Chairman, Nidec Tosok Corporation
Member of the Board and Chairman, Nidec Copal Electronics Corporation
Member of the Board and Chairman, Nidec Servo Corporation
Member of the Board and Chairman, Nidec-Read Corporation
Representative Director and Chairman, Nidec-Shimpo Corporation

Representative Director, Executive Vice President & COO	Hiroshi Kobe	COO
In charge of SPM Quality Control Dept., Compliance Office, and Motor Engineering Research Laboratory
Representative Director and Chairman, Nidec Korea Corporation
Representative Director and Chairman, Nidec Total Service Corporation

Member of the Board Executive Vice President	Yasunobu Toriyama	Supervising administrative departments In charge of Corporate Administration & Internal Audit Dept., Risk Management Office, and System Processing Dept.

Member of the Board Executive Vice President	Kenji Sawamura	Supervising ADF business operations
In charge of A/B business operations, Shiga Technical Center, Corporate Purchasing Dept., ADF Quality Control Dept., and Die and Mold Dept.
Member of the Board, Chairman and CEO, Nidec America Corporation
Representative Director and Chairman and CEO, Nidec Electronics GmbH
Representative Director and Chairman, Nidec (Dalian) Limited
Representative Director and Chairman, Nidec Automobile Motor (Zhejiang) Corporation Representative Director and Chairman, Nidec (Dongguan) Limited
Member of the Board and Chairman and CEO, Nidec Vietnam Corporation
Representative Director and Chairman, Nidec Techno Motor Holdings Corporation Representative Director and Chairman, Nidec Shibaura Corporation
Representative Director and Chairman, Nidec Power Motor Corporation
Member of the Board and Chairman, Nidec Motors and Actuators

10

Job description or representative status at other
Position	Name	corporations, etc.
Representative Director and Chairman, Nidec Machinery Corporation

Member of the Board Executive Vice President	Juntaro Fujii	In charge of Corporate Strategy Office General Manager, Corporate Strategy Office

Member of the Board First Senior Vice President	Yasuo Hamaguchi	Supervising SPM business operations
In charge of SPM Quality Control Dept., SPM Business Strategy Office
General Manager, SPM Business Strategy Office
Representative Director and Chairman, Nidec Electronics (Thailand) Co., Ltd.
Member of the Board and Chairman, Nidec Bearing (Thailand) Co., Ltd.
Representative Director and Chairman, Nidec (Zhejiang) Corporation
Member of the Board and Chairman, Nidec Singapore Pte. Ltd.
Representative Director and Chairman, Nidec Philippines Corporation
Member of the Board and Chairman, Nidec Subic Philippines Corporation
Member of the Board and Chairman, Nidec Machinery (Thailand) Co., Ltd.

Member of the Board First Senior Vice President	Tadaaki Hamada	In charge of Secretarial Office, and Corporate Planning, Intellectual Property, Legal, General Affairs, Human Resources (HR), and International Business Administration Depts.
General Manager, Corporate Planning and HR Depts.

Member of the Board Senior Vice President	Masuo Yoshimatsu	CFO In charge of IR, Public Relations & Advertising, Accounting, and Finance Depts. and CSR Promotion Office

Member of the Board Vice President	Tetsuo Inoue	In charge of Affiliates Administration Dept.

Fulltime Corporate Auditor	Hideo Asahina	External Corporate Auditor, Nidec Sankyo Corporation, Nidec Copal Corporation, Nidec Tosok Corporation, and Nidec Servo Corporation

Fulltime Corporate Auditor	Takashi Iwata	Corporate Auditor, Nidec-Read Corporation, Nidec Techno Motor Holdings Corporation, Nidec Shibaura Corporation, Nidec-Shimpo Corporation, and Nidec Power Motor Corporation

Corporate Auditor	Shiro Kuniya	Representative Employee, Oh-Ebashi LPC & Partners

Corporate Auditor	Yoshiro Kitano	Executive Officer, Yoshiro Kitano Public Certified Accountant Office. External Corporate Auditor, Nintendo Co., Ltd. and Iwai Securities Co., Ltd.

Corporate Auditor	Susumu Oono	Operating Officer, Susumu Oono Law Firm External Corporate Auditor, GemCEREY Corporation and World Logi Co., Ltd.

Notes:

1.	Messrs. Hideo Asahina, Shiro Kuniya, Yoshiro Kitano, and Susumu Ono are External Corporate Auditors. Also, the Company designated Mr. Asahina as an Independent Officer in accordance with Tokyo Stock Exchange Group, Inc., and notified it of the designation.

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2.	Appointments and transfers of members to the Board of Directors and Auditors during the fiscal year are as follows:

(1) In the 36th Ordinary Meeting of Shareholders held on June 23, 2009, Mr. Takashi Iwata was elected a Corporate Auditor, and assumed his post.

(2) Mr. Ryoji Takahashi resigned from office as Corporate Auditor upon conclusion of the 36th Ordinary Meeting of Shareholders held on June 23, 2009.

3.	Corporate Auditor Hideo Asahina, who has long been engaging in financial business, has sufficient knowledge and expertise on finance and accounting.

4.	Corporate Auditor Takashi Iwata, who has long been engaging in accounting business and working as General Manager of Corporate Administration & Internal Audit Dept., has sufficient knowledge and expertise on finance and accounting.

5.	Corporate Auditor Shiro Kuniya, who is a qualified attorney, has sufficient knowledge and expertise on laws. The Company has an advisory contract concluded with Oh-Ebashi LPC & Partners, where Mr. Kuniya serves as a Representative Employee.

6.	Corporate Auditor Yoshiro Kitano, who is a qualified CPA and CPTA, has sufficient knowledge and expertise on finance and accounting. No special relations exist between the Company and his Office.

7.	Corporate Auditor Susumu Oono, who is a qualified attorney, has sufficient knowledge and expertise on laws. No special relations exist between the Company and his Office.

8.	Changes in positions or representative statuses at other corporations
The following changes were made as of April 01, 2010.

Job description or representative status at other
Position	Name	corporations, etc.
Member of the Board Executive Vice President	Kenji Sawamura	Supervising ADF business operations In charge of A/B business operations, Shiga Technical Center, Corporate Purchasing Dept., ADF Quality Control Dept., and Die and Mold Engineering Dept.
Director, Chairman and CEO, Nidec America Corporation
Representative Director and Chairman and CEO, Nidec Electronics GmbH
Representative Director and Chairman, Nidec (Dalian) Limited
Representative Director and Chairman, Nidec Automobile Motor (Zhejiang) Corporation Representative Director and Chairman, Nidec (Dongguan) Limited
Member of the Board and Chairman and CEO, Nidec Vietnam Corporation
Representative Director and Chairman, Nidec Techno Motor Holdings Corporation
Representative Director and Chairman, Nidec Shibaura Corporation
Representative Director and Chairman, Nidec Power Motor Corporation
Member of the Board and Chairman, Nidec Motors and Actuators
Representative Director and Chairman, Nidec Machinery Corporation

Member of the Board First Senior Vice President	Yasuo Hamaguchi	Supervising SPM business operations In charge of SPM Quality Control Dept., SPM Business Strategy Office General Manager, SPM Business Strategy Office

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Job description or representative status at other
Position	Name	corporations, etc.
Representative Director and Chairman, Nidec Electronics (Thailand) Co., Ltd.
Director and Chairman, Nidec Bearing (Thailand) Co., Ltd.
Representative Director and Chairman, Nidec (Zhejiang) Corporation
Representative Director and Chairman, Nidec Philippines Corporation
Member of the Board and Chairman, Nidec Subic Philippines Corporation
Member of the Board and Chairman, Nidec Machinery (Thailand) Co., Ltd.

Member of the Board First Senior Vice President	Tadaaki Hamada	In charge of Secretarial Office, and Corporate Planning, Intellectual Property, Legal, General Affairs, Human Resources (HR), and International Business Administration Depts.

Member of the Board Senior Vice President	Masuo Yoshimatsu	CFO Supervising Finance Dept. In charge of IR, Public Relations & Advertising, Accounting, and Finance Depts. and CSR Promotion Office

Member of the Board Vice President	Tetsuo Inoue	In charge of Affiliates Administration Dept. General Manager, Affiliates Administration Dept.

9.	Status of Vice Presidents (as of March 31, 2010)

Job description or representative status at other
Position	Name	corporations, etc.
Senior Vice President	Norimasa Goto	In charge of DCM and fan businesses

Senior Vice President	Seiichi Hattori	In charge of Sales Depts. Representative Director and Chairman, Nidec (H.K.) Co., Ltd.

Senior Vice President	Seizaburo Kawaguchi	In charge of pivot business Member of the Board and Chairman, CEO & President, Nidec Brilliant Co., Ltd. (CEO)

Senior Vice President	Kiyoyoshi Takegami	Second Director in charge of SPM business Representative Director & Chairman, Nidec Bearing (Zhejiang) Corporation Vice Chairman and President, Nidec (Zhejiang) Corporation

Senior Vice President	Tsuyoshi Takahashi	In charge of SPM business development and technical departments General Manager, Central Technical Laboratory

Vice President	Seiichi Takeda	Member of the Board and Vice President, Nidec Motors & Actuators

Vice President	Masahiro Hishita	First Senior Vice President, Nidec Techno Motor Holdings Corporation First Senior Vice President, Nidec Techno Motor Holdings Corporation
First Senior Vice President, Nidec Shibaura Corporation
First Senior Vice President, Nidec Power Motor Corporation
First Senior Vice President, Nidec Servo Corporation

Vice President	Takashi Watanuki	Senior Vice President, Nidec Servo Corporation

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Job description or representative status at other
Position	Name	corporations, etc.
Vice President	Osamu Narumiya	In charge of General Affairs Dept. General Manager, Risk Management Office

Vice President	Tadashi Matsumoto	First Senior Vice President, Nidec-Read Corporation

Vice President	Hitoshi Inoue	General Manager, Shiga Technical Center

Vice President	Genzo Arakawa	Senior Vice President, Nidec Servo Corporation

Vice President	Toshihiko Miyabe	Representative Director and President, Nidec Philippines Corporation Representative Director and President, Nidec Subic Philippines Corporation

Vice President	Hitoshi Tatsuno	Representative Director and Chairman, and President, Nidec(Dalian) Limited

Vice President	Kuniyasu Tampo	Representative Director and President, Nidec Electronics (Thailand) Co., Ltd. Director and President, Nidec Bearing (Thailand) Co., Ltd.

Vice President	Tatsuya Nishimoto	First Senior Vice President, Nidec-Shimpo Corporation

Vice President	Mitsuru Tusyoshi	Member of the Board and President, Nidec (H.K.) Co., Ltd. Representative Director and Chairman, Nidec Taiwan Corporation
Representative Director and Chairman, Nidec (Shanghai) International Trading Co., Ltd.

Vice President	Chiaki Sano	General Manager, Finance Dept.
2.	Total amount of remuneration for Directors

		Amount of
Name	Number	remuneration, etc.	Note
Board members	9	¥349 million
Auditors	6	¥41 million	Four of them are External Corporate Auditors (¥29 million).
Total	15	¥390 million

Note:	The above list includes one (1) Corporate Auditor who resigned from office as of the end of the 36th Ordinary General Meeting of Shareholders on June 23, 2009.
3. Actions by Outside Directors

Attendance
	Meeting of	Meeting of
	Board of	Corporate
Name	Directors	Auditors	Statement
Hideo Asahina	19 times	15 times	Statements based on a professional viewpoint of a business management expert.

Shiro Kuniya	11 times	12 times	Statements based on a professional viewpoint of an attorney.

Yoshiro Kitano	14 times	14 times	Statements based on a professional viewpoint of a certified public accountant and tax attorney.

Susumu Oono	13 times	14 times	Statements based on a professional viewpoint of an attorney.

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Note:	During FY2009, the Meeting of the Board of Directors was held 20 times, and the Meeting of the Board of Auditors was held 15 times.
V. Matters concerning an audit corporation
1.	Name of the audit corporation
               Kyoto Audit Corporation
2.	Remuneration and other compensations for the audit corporation

Category	Amount paid
(1) Total amount of remuneration, etc. to be paid by the Company	¥198 million
(2) Total amount of money and other asset-type profit to be paid by the Company and its subsidiaries.	¥514 million

Notes:

1.	The amount in (1) above shows the total of all audit fees combined because, in the audit contracts between the Company and its accounting auditors, the audit fees of Company Law-based audits and Financial Instruments and Exchange Law-based audits are not differentiated, and nor are they able to be differentiated in reality.

2.	Five of the Company’s material subsidiaries, including Nidec Electronics (Thailand) Co., Ltd. and Nidec (Dalian) Limited, undergo audits (limited to the audits subject to Japanese Companies Act or Financial Instruments and Exchange Law (including laws and regulations that are equivalent to these laws)) by public certified accountants or auditing firms other than the Company’s accounting auditor (including those with overseas qualifications equivalent to those of such accountants or firms).

3.	Policy to decide to dismiss or decline the re-appointment of an accounting auditor
     Should any accounting auditors be confirmed to have violated and/or conflicted with the laws and regulations stipulated in Companies Act or any other laws, the Meeting of Board of Auditors, based on such fact, will discuss the dismissal of or not re-appointing the accounting auditor. Should dismissal or not re-appointing the accounting auditor be decided as an appropriate action, a request, based on the regulations of the Meeting of the Board of Auditors, will be made to the Board of Directors that the dismissal or not re-appointing an accounting auditor be an agenda in a General Meeting of Shareholders, and the Board of Directors will deliberate such request.
VI. The system to secure proper business performance
     The Company established basic policies concerning its and its affiliated companies’ internal control systems in a “Nidec Policy Manual” in September 2004, and with the establishment of Corporate Administration & Internal Audit Dept. and its activities, the Company has been trying to maintain and make more effective the internal control system that should be described in financial reports required by the US Sarbanes-Oxley Act.
     The resolutions that the Company has made in its Meeting of Board of Directors to secure proper business operations in accordance with Company Act and bylaws for execution thereof are as follows:
1.	System to ensure that the execution of duties by the Company’s members to the Board of Directors and employees in accordance with laws, regulations, and the Company’s Articles of Incorporation
     Secure the following compliance system by complying with and satisfy laws and various regulations, internal regulations and criteria, social ethics and morals, etc. to: acquire social

15

trust; heighten Directors and employees’ sense of moral; and operate the Company with integrity.
(1)	Establish “Compliance Regulations” to determine the basic policies and organization of, and how to operate, the Company’s compliance system, and to establish a compliance system and raise awareness thereof through law and regulation-based proper operations, and continuous verification and improvement of the process of such operations.

(2)	Establish a Compliance Committee under the Board of Directors, create and execute an annual plan under the Committee’s policy for each office’s General Manager and department General Manager to always promote, handle, and report on ethical conducts. Compliance Office supports this act and summarizes all reports on it, while Corporate Administration & Internal Audit Dept. audits on the status of the establishment of the system.

(3)	As part of the compliance promotion, hold compliance training during an HR Dept.-hosted employee training session. Also form a Seven Compliance Rules as the Company’s code of conducts, and all departments ensure that the Rules are understood and followed by every member in the departments.

(4)	Establish an internal report system to ensure compliance to the best extent possible to protect those who report on compliance issues.

(5)	Prevent the recurrence of compliance violations by reporting and communicating such violations to Compliance Office. Be especially careful to prevent violations committed by the Company management or employees or any third parties, which cause false information to be written on financial statements. Make decisions on any case of compliance violation after deliberating it in the Company’s Disciplinary Action Committee and the Meeting of the Board of Directors.
2.	System on saving and managing information concerning execution of duties by members to the Board of Directors
Decide the number of years to keep, organize, and maintain documents concerning execution of duties of Members to the Board of Directors and Executive Officers, and make documents available for the Company’s Corporate Auditors to view.
3.	Regulations and systems concerning the management of loss-related risks
(1)	To establish a risk management system, the Company establishes Risk Management Regulations to create a risk management system, and form Risk Management Committee and Risk Management Office. Risk Management Committee, formed under the Board of Directors, establishes its annual policies based on which each office and department General Manager creates and executes annual plans to thoroughly manage, handle and report risks. While Risk Management Office supports such actions and summarizes status reports, Corporate Administration & Internal Audit Dept. audits how this risk management system is being established.

(2)	In addition to Risk Management Regulations, which are on daily risk management, Crisis Management Regulations exist for risks that have occurred and thus need to be contained.
4.	System to ensure an efficient execution of the duties of members to the Board of Directors
(1)	As the basis of the “system to secure an efficient execution of the duties of members to the Board of Directors,” adopt an Executive Officer system, and assign executive authorities to the Officers. The Board of Directors makes decisions on important matters concerning Nidec Corporation’s business policies and strategies, appoint and dismiss Executive Officers, and supervise the executions of their duties.

(2)	Nidec Group forms a mid-term business plan to realize its long-term vision set as a specific quantified and qualitative goal, and use it as the basis of its annual business plan. The Group, in forming such plan, discusses and makes decisions on various matters including the mid-term goal’s feasibility, the goal’s consistency with the long-term vision, and issues

16

and risks to solve to achieve the goal. Also, depending on changes and progresses in the market, the Group reviews (performs rolling on) the plan regularly.

(3)	Approval Request Regulations exist on matters subject to approval and the approval request procedure in order to clarify decisions on job handling and relations among authorities and thus to improve business efficiency and transparency.

(4)	Each department, under its responsibilities, collects sufficient information needed, and, as necessary, circulates such information collected to concerned departments without delay. Each department reports and shares important information in the daily risk meeting immediately, and the minutes of the meeting are distributed to each department’s General Manager daily to handle daily work. Discuss and share such information from the minutes, as necessary, widely in the Meeting of Managing Directors and the Management Meeting.
5.	System to secure proper operations of a business group consisting of a corporation and its parent company and subsidiaries
(1)	The Company’s Directors and Executive Officers work as the Directors of Group companies, and attend each Group company’s Management Meeting, hold a Group CEO Meeting every quarter, etc. to efficiently share business policies and information and communicate instructions and requests. Also, departments that oversee the work of Group companies, i.e., Affiliates Administration Dept. and International Business Administration Dept., aim to strengthen their ties with each Group company.

(2)	To secure corporate governance over the entire Nidec Group, each department in the Head Office provides instructions and support to establish an internal control system for the entire Group, and manages and audits business operations so that they will be performed legally, properly, and efficiently.

(3)	Corporate Administration & Internal Audit Dept. performs an internal audit on the Company and each Group company, and provides guidance for work improvement, while supporting and advising on work improvement.
6.	Matters concerning employee-related issues and the independence of such employees from the Board of Directors when the Company’s Auditors decide to have any employees assist Corporate Auditors’ duties
(1)	Corporate Administration & Internal Audit Dept., following a request by the Board of Auditors, performs audits on matters that Corporate Auditors requested to audit, and reports the result of such audits to the Board of Corporate Auditors.

(2)	During such audits, assistance is provided for Corporate Auditors’ duties under their supervision. The Board of Directors do not in any way restrict the report of the audit.
7.	System for the Company’s members to the Board of Directors and employees to report to Corporate and Auditors, etc.

In addition to legally required matters, the Company’s members to the Board of Directors and employees immediately report any matters that significantly affect the Company, the status of an internal audit, and the status and the description of any reports made based on the internal report system. The way to report such matters is decided by discussion between the Boards of Directors and Corporate Auditors.

8.	Other aspects to ensure effective auditing by Corporate Auditors
(1)	The Auditors exchange their opinions with the Company’s top management.

(2)	Corporate Auditors summarize monthly activities in an audit report, and submit it to the meeting of the Board of Directors.

(3)	Corporate Auditors visit each company’s workplace, and perform a 3Q6S audit, etc.

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Consolidated Balance Sheets
(As of March 31, 2010)

		(Yen in millions)
Assets		Amount
Assets
Current assets:		374,883
Cash and cash equivalents		123,309
Trade notes receivable		10,968
Trade accounts receivable	*1	151,430
Inventories		69,503
Other current assets		19,673
Investments and advances:		18,076
Marketable securities and other securities investments		17,462
Investments in and advances to affiliated companies		614
Property, plant and equipment:		201,307
Land		39,605
Buildings		127,152
Machinery and equipment		269,208
Construction in progress		12,436
Less — Accumulated depreciation		Δ247,094
Goodwill		72,231
Other non-current assets	*1	26,294

Total assets		692,791

(Yen in millions)
Liabilities and Shareholders’ Equity	Amount
Liabilities and equity
Current liabilities:	262,265
Short-term borrowings	115,467
Current portion of long-term debt	1,497
Trade notes and accounts payable	109,143
Other current liabilities	36,158
Long-term liabilities:	28,995
Long-term debt	1,745
Accrued pension and severance costs	15,542
Other long-term liabilities	11,708
Total liabilities	291,260
Capital	66,551
Additional paid-in capital	69,090
Retained earnings	257,255
Accumulated other comprehensive income (loss):	Δ28,520
Foreign currency translation adjustments	Δ29,234
Unrealized gains (losses) from securities, net of reclassification adjustments	1,747
Pension liability adjustments	Δ1,033
Treasury stock, at cost	Δ24,067
Total Nidec Corporation shareholders’ equity	340,309
Non-controlling interests	61,222
Total equity (net)	401,531

Total liabilities and equity	692,791

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Condensed Consolidated Statements of Income
(Year ended March 31)

(Yen in millions)
Sales and income	Amount
Net sales:	587,459
Cost of products sold	436,337
Selling, general and administrative expenses	48,067
Research and development expenses	24,713
Operating expenses	509,117
Operating income	78,342
Other income (expenses):	Δ3,340
Interest and dividend income	838
Interest expenses	Δ702
Foreign exchange gain (loss), net	Δ2,968
Gain (loss) from marketable securities, net	52
Other, net	Δ560
Income from continuing operations before income taxes:	75,002
Income taxes	Δ17,519
Equity in net income (loss) of affiliated companies	Δ45
Income from continuing operations	57,438
Loss from discontinued operations	Δ1,287
Consolidated net income	56,151
Less: Net income attributable to non-controlling interests	Δ4,190
Net income attributable to Nidec Corporation	51,961

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Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss)
(For the year ended March 31, 2010)

	(Yen in millions)
							Nidec
					Accumulated		Corporation
			Additional		other	Treasury	total
			paid-in	Retained	comprehensive	stock, at	shareholders’	Non-controlling
Equity and income	Shares	Amount	capital	earnings	income (loss)	cost	equity	interests	Total

Balance at March 31, 2009	145,075,080	66,551	69,162	212,955	Δ27,464	Δ24,056	297,148	60,539	357,687

Comprehensive income:
Net income				51,961			51,961	4,190	56,151
Other comprehensive income (loss):
Foreign currency translation adjustments					Δ2,910		Δ2,910	Δ211	Δ3,121
Unrealized gains from securities, net of reclassification adjustment					2,164		2,164	581	2,745
Pension liability adjustments					Δ310		Δ310	104	Δ206

Total comprehensive income							50,905	4,664	55,569

Purchase of treasury stock						Δ11	Δ11	—	Δ11
Dividends paid to shareholders of Nidec Corporation				Δ7,661			Δ7,661	—	Δ7,661
Dividends paid to non-controlling interests							—	Δ1,197	Δ1,197
Capital transaction with consolidated subsidiaries and other			Δ72				Δ72	Δ2,784	Δ2,856

Balance at March 31, 2010	145,075,080	66,551	69,090	257,255	Δ28,520	Δ24,067	340,309	61,222	401,531

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Notes on Consolidated Financial Statements
     Amounts less than ¥1,000,000 are rounded off.
I. Important basic matters for the production of consolidated financial statements
1.	Range of consolidation
Number of major consolidated subsidiaries: 141
Names of major consolidated subsidiaries:
Nidec Electronics (Thailand) Co., Ltd., Nidec (Zhejiang) Corporation, Nidec (Dalian) Limited, Nidec Singapore Pte. Ltd., Nidec (H.K.) Co., Ltd., Nidec Philippines Corporation, Nidec Sankyo Corporation, Nidec Copal Corporation, Nidec Tosok Corporation, Nidec Copal Electronics Corporation, Nidec Servo Corporation, Nidec-Read Corporation, Nidec Techno Motor Holdings Corporation, and Nidec Motors & Actuators (Germany).
2.	Changes in the range of consolidation
Increase in the number of consolidated subsidiaries: 12
Names of new major consolidated subsidiaries:
Nidec Sole Motor Corporation S.R.L., Nidec Sankyo Electronics (Dongguan) Corporation, Nidec Bearing (Thailand) Co., Ltd., and Nidec Sole Motor Hungary K.F.T.

Nidec Sole Motor Hungary K.F.T. and Nidec Sole Motor Hungary K.F.T. are increases based on the new acquisition of a majority of the voting rights.
Decrease in the number of consolidated subsidiaries: 2
3.	Application of the equity method
Number of companies to which the equity method applies: 1
Names of the companies to which the equity method applies:
Nidec Development Philippines Corporation
4.	Changes in the range of the companies subject to equity method
Decrease in the number of companies to which the equity method applies: 2
5.	Accounting standard
(1)	Standard for the production of consolidated statements
Nidec’s consolidated financial statements, based on the Supplementary Provision of Paragraph 1, Article 3 of the Company Calculation Rules (2009 Ministry of Justice Ministerial Ordinance No. 46), are in accordance with the terms, style, and production method of generally accepted accounting principles in the US. However, in compliance with the regulations of the same Paragraph, part of the descriptions and notes required by the generally accepted accounting principles in the US are omitted.
(2)	Standards and methods of evaluation of inventory assets:
The lower cost method based on the average method is mainly used.
(3)	Valuation bases and methods of valuable securities
In accordance with the US Generally Accepted Accounting Principles, we comply with FASB Accounting Standards Codification™ (ASC) 320, “Investments-Debt and Equity Securities” (former SFAS No. 115, “Accounting for Certain Investment in Debt and Equity Securities”), categorize items based on their investing purposes, and evaluate them.

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(4)	Depreciation method for tangible fixed assets
The tangible fixed assets are calculated mainly by the constant percentage method, but some of them are calculated by the straight-line method.
(5)	Goodwill and other noncurrent assets
In accordance with ASC 350, “Intangibles-Goodwill and Other” (Formerly SFAS No. 142, “Intangibles-Goodwill and Other”), intangible fixed assets whose goodwill and number of durable years cannot be determined are not amortized but undergo a depletion test at least annually. Intangible fixed assets whose number of durable years can be determined are amortized by the straight-line method based on the estimated number of their durable years.
(6)	Lease accounting
ASC 840, “Leases” (Former SFAS No. 13, “Accounting for Leases”) is used.
(7)	Income taxes, etc.
Nidec uses a tax effect accounting system based on the asset-liability method, and the effect of any change in the tax ratio to the deferred tax assets and to liabilities is recognized as the profit (loss) of the consolidated fiscal year including the date of enactment of the law concerning the change in the tax ratio.
(8)	Standard for reserves
Reserve for doubtful accounts

To prepare for bad-debt loss of accounts and loans receivable, etc., the collectibility of general credits is deliberated based on the loan loss ratio, and the collectibility of specific credits such as credits feared to become uncollectible is individually deliberated, before any expected amount of uncollectible loan is recorded.

Retirement and pension costs

In accordance with ASC 715 “Compensation-Retirement Benefits” (Formerly SFAS No. 87, “Employer’s Accounting for Pensions,” SFAS 88 “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and No.158, “Employers’ Accounting for Defined Benefit Pension & Post Retirement Plans – Revision of SFAS Nos. 87, 88, 106, and 132R”), and to prepare to provide employee retirement benefits, the costs are allocated based on the fair value of the retirement benefit credits and the pension assets as of the end of the consolidated fiscal year.

Mathematical gaps are amortized based on the average number of the remaining working years of employees only when the outstanding amount as of the beginning of any consolidated fiscal year exceeds the designated amount, which is defined as 10% of the fair value of either the expected amount of projected benefit obligation or the pension assets (whichever is larger).

The past work cost is amortized based on the average number of work years of employees as of when such cost is generated.
(9)	Derivative transactions
Derivative transactions are subject to ASC 815, “Derivatives and Hedging” (Formerly SFAS No. 133, “Accounting concerning derivatives and hedging activities,” which was partially revised by No. 138 of SFAS, “Accounting concerning specific derivatives and hedging activities – revising No. 133 of SFAS”).

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(10)	Consumption tax and local consumption tax
Consumption tax and local consumption tax are handled based on the tax-excluded method.
(11)	Inclusion of income (loss) from discontinued operations
In the US GAAP, in accordance with ASC 205-20, “Presentation of Financial Statements-Discontinued Operations” (Formerly SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”), the operating income (loss) and the impairment income (loss) of operations that are determined as discontinued are explained in consolidated profit and loss statements based on the incomes’ (losses’) individual amounts after deducting tax effect, followed by the income from continuing operations.
6.	Newly adopted accounting standard
(1)	As of September 15, 2009, NIDEC adopted the FASB Accounting Standards Codification™ (ASC) 105, “Generally Accepted Accounting Principles” (Formerly Statement of Financial Accounting Standards (SFAS) No. 168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles-a replacement of FASB Statement No. 162”). ASC 105 replaces SFAS No. 162 “the Hierarchy of Generally Accepted Accounting Principles” and establishes the FASB Accounting Standards Codification™ as the single source of authoritative nongovernmental U.S. Generally Accepted Accounting Principles (other than guidance issued by the SEC). The adoption of ASC 105 had no impact on NIDEC’s consolidated financial position, results of operations or liquidity.

(2)	As of April 1, 2009, NIDEC adopted ASC 805, “Business Combinations” (Formerly SFAS No. 141 (revised 2007), “Business Combinations”). ASC 805 requires that assets acquired, liabilities assumed, contractual contingencies, and contingent consideration be measured at fair value as of the acquisition date, that acquisition-related costs be expensed as incurred, that restructuring costs generally be expensed in periods subsequent to the acquisition date, and the changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expense. The adoption of ASC 805 did not have a material impact on NIDEC’s consolidated financial position, results of operations or liquidity since NIDEC did not acquire any material businesses for the nine months ended December 31, 2009. Any future impact, however, will depend on the number, size, and nature of any business combination transactions that we may complete.

(3)	As of April 1, 2009, NIDEC adopted ASC 810, “Consolidation” (Formerly SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”). ASC 810 re-characterizes minority interests in a subsidiary as non-controlling interests and requires the presentation of non-controlling interests as equity in consolidated balance sheets, and separate identification and presentation in consolidated statements of income of net income attributable to the entity and the non-controlling interest. ASC 810 also requires all transactions for changes in a parent’s ownership interest in a subsidiary that do not result in the subsidiary ceasing to be a subsidiary to be recognized as equity transactions. Upon adoption, non-controlling interests, which were previously referred to as minority interests and classified in the mezzanine section between liabilities and equity on the consolidated balance sheets, are now included as a separate component of total equity. Consolidated net income on the consolidated statements of income now includes the net income (loss) attributable to non-controlling interests.

(4)	As of June 15, 2009, NIDEC adopted ASC 810, “Subsequent Events” (Formerly SFAS No.165 “Subsequent Events”). ASC 855 describes rules on the accounting and disclosure of matters that occurred on or after the date of the balance sheet date but before the balance

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sheets were issued or before they became issuable. The adoption of ASC 855 had no impact on NIDEC’s consolidated financial position, results of operations or liquidity.
II. Notes on the consolidated balance sheet
     *1. Reserve for doubtful accounts: ¥1,830 million
     2. Liability obligation
          Employee housing loan: ¥146 million
     3. Assets provided for collateral
          Held-to-maturity securities: ¥200 million
III. Notes on the consolidated statements of shareholders’ equity
     1. Type and number of issued shares as of the end of the consolidated fiscal year
          Common stocks: 145,075,080
     2. Distribution of surplus
(1)	Dividends paid

	Type of	Total	Dividend
(Resolution)	share	dividend	per share	Base date	Effective date
Board of Directors Meeting on May 23, 2009	Common stock	¥4,179 million	¥30	March 31, 2009	June 08, 2009

Board of Directors Meeting on October 26, 2009	Common stock	¥3,482 million	¥25	September 30, 2009	December 04, 2009
(2)	Dividends whose base dates are within this consolidated fiscal year, but the effective dates of whose distribution will be next consolidated fiscal year

	Type of	Total	Dividend
(Resolution)	share	dividend	per share	Base date	Effective date	(Resolution)
Board of Directors Meeting on May 22, 2010	Common stock	¥5,572 million	Retained earnings	¥40	March 31, 2010	June 02, 2010
IV. Notes on financial commodities
1.	Matters on the circumstancing concerning financial commodities

Nidec Group limits its fund operations to short-term savings, etc., and raises its funds by loan from banks and other financial institutions. With respect to credit risks concerning operating receivables, the Group tries to understand early, or alleviate concerns on collecting them. The Group, whose securities are mainly stocks, understands the actual values of listed stocks every quarter. The Group uses its loans mainly for its business operations and capital investments. To manage risks caused by the fluctuation in interest rates and currency exchanges, the Group as necessary engages in derivative transactions such as forward exchange contracts and interest/currency swap.

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2.	Matters on the actual values of financial commodities

The estimates of the carrying and fair values of financial commodities as of the end of the current consolidated fiscal year are as follows:
(Yen in millions)

		Estimated fair
	Carrying value	value
Assets and liabilities ( )
Cash and cash equivalents	123,309	123,309
Short-term investments	3,891	3,891
Short-term loans receivables	158	158
Securities	16,764	16,764
Long-term loans receivables	358	363
Short-term loans payable	(115,467)	(115,467)
Long-term liabilities
(including the current portion of long-term debt, and excluding capital lease liabilities)	(641)	(579)

Derivatives	(2)	(2)
The method to estimate the fair value of financial commodities is as follows:
(1)	Cash and cash equivalents, short-term investments (fixed deposit), short-term loans receivables, and short-term loans payable

Under normal business operations, almost all cash and cash equivalents, short-term investments, short-term loans receivables, and short-term loans payable are highly liquid, and their carrying values are approximately their fair values.

(2)	Securities

Nidec’s securities are mainly with actual values, and valuated based on market values not requiring adjustment in active markets where a sufficient volume of transactions take place frequently. Non-marketable securities, whose fair values are not easily assessable, are not included in the table above.

(3)	Long-term loans receivables

The fair values of long-term loans receivable are estimated by discounting the amounts of their prospective cash flow based on their current values.

(4)	Long-term liabilities

The fair values of long-term liabilities (including the current portion of long-term debt, and excluding capital lease liabilities) are estimated by using the interest rate applied when NIDEC newly accepts a liability similar to those liabilities, and by discounting the amount to be returned in the future based on the liabilities’ current values.

(5)	Derivative

Derivatives are forward exchange contracts and other derivative financial commodities, and valuated based on their reasonable prices obtained from business partners or third parties.
V. Notes on information per share
     1. Shareholders’ equity per share: ¥2,443.16
     2. Current net profit per share for NIDEC’s shareholders: ¥373.04

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VI. Notes on important post-balance sheet events
Conclusion of a share exchange agreement
Nidec Corporation and Nidec Servo Corporation (“Nidec Servo”), at their respective board meetings held on April 26, 2010, decided to enter into a share exchange transaction to make Nidec Servo a wholly owned subsidiary of Nidec, and that the two companies have signed a Share Exchange Agreement.

(1) Purpose	By combining Nidec Servo’s business with Nidec’s, expedite the decision making process, operate the companies flexibly, share all of the two companies’ business resources, and improve the companies’ investment efficiency.

(2) Share acquisition method and timing	As a result of the Share Exchange, Nidec is expected to become the parent company owning all of the outstanding shares in Nidec Servo, and Nidec Servo is expected to become a wholly owned subsidiary of Nidec. The Share Exchange is expected to become effective on October 01, 2010, subject to approval by Nidec Servo’s shareholders at an ordinary general meeting scheduled to be held on June 18, 2010. Nidec intends to use a simplified share exchange procedure in accordance with Article 796, Paragraph 3, of the Company Act, without obtaining the approval of its shareholders for the Share Exchange.

(3) Share exchange ratio	For each share of Nidec Servo common stock, 0.0570 shares of Nidec common stock will be allocated. In the event of a significant change to the factors and assumptions used for calculating the ratio, the above share exchange ratio may be modified upon the agreement of Nidec and Nidec Servo.

(4) Number of NIDEC’s stocks to be allocated in the share exchange	Nidec expects to allocate 731,673 shares of its common stock in the Share Exchange. Nidec intends to use shares of its common stock held in treasury, and does not intend to issue any new shares, for the Share Exchange.

26

Non-Consolidated Balance Sheets
(As of March 31, 2010)
(Yen in millions)

Assets		Amount
Assets
Current assets:		128,634
Cash and deposits		41,406
Notes receivable-trade		203
Accounts receivable-trade	*1	36,760
Finished goods		4,707
Work in process		229
Raw materials and supplies		97
Prepaid expenses		262
Deferred tax assets		1,261
Short-term loans receivable from subsidiaries and affiliates	*1,5	40,336
Account receivable-other	*1	2,449
Income taxes receivable		1,056
Other	*1	22
Allowance for doubtful accounts		Δ154

Noncurrent assets:		277,324
Property, plant and equipment		(29,826)
Buildings	*2	16,735
Structures	*2	531
Machinery and equipment	*2	691
Vehicles	*2	3
Tools, furniture and fixtures	*2	1,556
Land	*3	9,960
Lease assets	*2	343
Construction in progress		7
Intangible assets		(1,190)
Patent right		2
Software		1,038
Software in progress		63
Other		87
Investments and other assets		(246,308)
Investment securities		8,898
Stocks of subsidiaries and affiliates		199,989
Investments in capital		3
Investments in capital of subsidiaries and affiliates		33,545
Claims provable in bankruptcy, claims provable in rehabilitation and other		445
Long-term prepaid expenses		195
Deferred tax assets		3,279
Other		399
Allowance for doubtful accounts		Δ445

Total assets		405,958

Liabilities
Current liabilities:		165,398
Notes payable-trade		60
Accounts payable-trade	*1	22,363
Short-term loans payable		110,500
Lease obligations		116
Accounts payable-other	*1	3,170
Accrued expenses		447
Income taxes payable		419
Advances received		2
Deposits received	*1	26,265
Unearned revenue		169
Provision for bonuses		1,863
Notes payable-facilities		1
Other		23

Noncurrent liabilities:		2,783
Lease obligations		231
Provision for retirement benefits	*4	1,806
Other	*1	746

Total liabilities		168,181

Net assets:
Shareholders’ equity		236,745
Capital stock		66,551
Capital surplus		70,772
Legal capital surplus		70,772
Retained earnings		123,490
Legal retained earnings		721
Other retained earnings		122,769
General reserve		87,650
Retained earnings brought for		35,119
Treasury stock		Δ24,067
Valuation and translation adjustments:		1,032
Valuation difference on available-for-sale securities		1,487
Revaluation reserve for land	*3	Δ455

Total net assets		237,777

Total liabilities and net assets		405,958

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Non-Consolidated Statements of Income
(Year ended March 31, 2010)
(Yen in millions)

Sales and income		Amount
Net sales	1		144,410

Cost of sales	2		120,851

Gross profit			23,559
Selling, general and administrative expense	3		15,493

Operating income			8,066

Non-operating income	4
Interest income		413
Dividend income		24,699
Other		1,260	26,372

Non-operating expenses
Interest expenses	4	449
Sales discounts		62
Foreign exchange losses		2,202
Other		985	3,698

Ordinary income			30,740

Extraordinary income
Gain on sales of noncurrent assets	4	4
Reversal of allowance for doubtful accounts		341
Gain on sales of subsidiaries and affiliates’	4	2,025	2,370

Extraordinary losses
Loss on disposal of noncurrent assets	4	27
Loss on valuation of investment securities	4	966
Impairment loss		4	997

Income before income taxes			32,113
Income taxes-current		2,028
Income taxes-deferred		Δ1,582	446

Net income			31,667

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Non-Consolidated Statements of Shareholders’ Equity
For the fiscal year ended March 31, 2010
(Yen in million)

	Shareholders’ equity							Valuation and translation adjustments
		Capital surplus	Retained earnings
				Other retained				Valuation
				earnings				difference
					Retained			on
		Legal	Legal		earnings		Total	available-	Revaluation
	Capital	capital	retained	General	brought	Treasury	shareholders’	for-sale	reserve for	Total net
	stock	surplus	earnings	reserve	forward	stock	equity	securities	land	assets
Balance at the end of previous period	66,551	70,772	721	75,650	23,113	Δ24,056	212,751	288	Δ455	212,584
Total changes of items during the period
Dividends from surplus					Δ7,661		Δ7,661			Δ7,661
Provision of general reserve				12,000	Δ12,000		—			—
Net income					31,667		31,667			31,667
Purchase of treasury stock						Δ11	Δ11			Δ11
Net changes of items other than shareholders’ equity								1,199		1,199
Total changes of items during the period	—	—	—	12,000	12,006	Δ11	23,994	1,199	—	25,193
Balance at the end of current period	66,551	70,772	721	87,650	35,119	Δ24,067	236,745	1,487	Δ455	237,777

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Notes on Consolidated Financial Statements
     Amounts less than ¥1,000,000 are rounded off.
I. Important accounting policy
1.	Valuation bases and methods of securities
(1)	Stocks of subsidiaries and affiliated companies
Cost method by the moving average method
(2)	Other securities
Securities with actual values
Market value method based on the market price of the accounting date, etc. (Valuation differences are all reported as a component of shareholders’ equity, and the cost of products sold is calculated by the moving average method.)
Securities without actual values
Cost method by the moving average method
2.	Valuation bases and methods of derivatives, etc.
Derivatives are stated at their market prices.
3.	Valuation bases and methods of inventory assets
(1)	Products, raw materials, and works in progress
Cost method based on the moving average method (Balance sheet values are calculated by the book value devaluation method based on the decline of profitability).
(2)	Inventory
Last cost method (Balance sheet values are calculated by the book value devaluation method based on the decline of profitability).
4.	Depreciation method for fixed assets
(1)	Tangible fixed assets (except for lease assets)
Tangible fixed assets (except for lease assets) are stated pursuant to the constant percentage method. However:
(i)	Tangible fixed assets are stated pursuant to the constant percentage method. However, buildings acquired on or after April 01, 1998 (except for equipment attached to such buildings) are stated based on the straight-line method.

(ii)	Tangible fixed assets purchased on or before March 31, 2007 are amortized straight line for five years from the next fiscal year of a year when the assets are amortized to their allowable amortization limits.

The durable years of main buildings, machinery and equipment are 3 – 50 years for buildings, and 2 – 9 years for machinery and equipment.
(2)	Intangible fixed assets (except for lease assets)
Intangible fixed assets (except for lease assets) are stated based on the straight-line method. However, software for the Company’s own use is stated based on the straight-line method considering its usable period (usually five years).
(3)	Lease assets
Lease assets are stated based on the straight-line method, where their lease periods are the number of their usable years, and their residual values are zero.
5.	Deferred assets
Deferred assets are all processed as costs at payment.
6.	Reserve allocation standards
(1)	Reserve for doubtful accounts

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In the bad-debt reserve, to prepare for loss by credits becoming bad, the collectibility of general credits is deliberated based on their credit loss ratio, and that of specific credits such as credits feared to become bad is deliberated for each of such credits, before the credits’ collectibility is allocated.
(2)	Reserve for employee bonuses
To prepare for the provision of bonuses to employees, the reserve for employee bonuses is allocated based on the estimated amount to be paid.
(3)	Retirement reserve
The amount believed to be generated as of the end of the fiscal year is allocated based on the expected amounts of retirement benefits and pension assets at the end of the same year in order to prepare for the provision of employee bonuses.
For mathematical gaps, based on the straight-line method for a certain number of years (5) within the number of average remaining working hours of employees at the beginning of each fiscal year, proportionally divided amounts are handled as costs from the next fiscal year after such amounts are generated.
(Additional information)
The Company’s retirement benefit scheme was revised as of April 01, 2010, after which a point-based system was introduced to the entire retirement benefit scheme, while part of the defined benefits pension plan system was transferred to the defined contribution pension system. This revision has no significant impact on the Company’s profit/loss for the next fiscal year and beyond.
7.	Lease transactions
(1)	The hedging accounting method for deferred hedging, etc.

Designation transactions are applied to foreign currency-based debts and credits, etc. with exchange reservations.

(2)	Hedging method and transactions subject to hedging

Method: Currency reservation

Transactions subject to hedging

Transactions subject to hedging are the ones that can suffer loss due to the fluctuation rate, ones where the fluctuation rate, etc. are not reflected to the valuation, and ones whose fluctuations can be avoided (foreign currency-based credits).

(3)	Hedging policy

To avoid risks, the overall transaction statuses including currency exchange standards, etc. are taken into consideration, and risks are hedged flexibly.

(4)	Method to valuate the effectiveness of hedging transactions

The valuation of the effectiveness of exchange reservations is omitted because currency reservations of almost the same date are allocated, with the same amount of money in the same currency, to the foreign currency-based credits.
8.	Accounting of consumption tax, etc.
The tax excluded method is used to consumption taxes, etc.
9.	Adoption of the consolidated taxation system is adopted.
The consolidated taxation system is used.
10.	Change in the way to describe information
From the current fiscal year, part of the balance sheet has been revised to ensure its clarity upon its disclosure.
II. Notes on the balance sheets
*1.	Monetary claims and liabilities to affiliated companies
Short-term monetary claims: ¥63,656 million

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Short-term monetary liabilities to affiliated companies: ¥47,403 million
Long-term monetary liabilities to affiliated companies: ¥48 million
*2.	Accumulated amount of depreciation of tangible fixed assets: ¥16,891 million
The said amount includes the ¥119 million, the accumulated impairment loss of the tangible fixed assets.
*3.	Adoption of the Land Revaluation Law
Based on the Law concerning Revaluation of Land (promulgated on March 31, 1998, Law No. 34) and the Law to Partially Modify the Law concerning Revaluation of Land (revised on March 31, 1999), the land for business use was revaluated, and revaluation excess is allocated in the “Net assets” section.
Revaluation method stipulated in Paragraph 3, Article 3 of the Law
The land was revaluated after reasonable adjustment was made on the price calculated based on the method decided and announced by the Director of the National Tax Administration Agency to calculate the land price which is the basis of the calculation for the taxation standard for the land price tax stipulated in Article 16 of the Land Price Tax Law (1991, Law No. 69) in Article 2-4 of the Order for Enforcement of Law on Revaluation of Land (promulgated on March 31, 1998, Ordinance No. 119).
Date of revaluation: March 31, 2000
The gap between the total current value of the land for commercial use that was revaluated in accordance with Article 10 of the Law as of the end of the fiscal year and the total book value of the land for commercial use after revaluation: ¥2,255 million
*4.	The pension assets in the employee pension trust that was offset with the reserve for employees’ retirement benefits: ¥777 million

*5.	Loan commitment
The Company concluded basic, CMS-related agreements with its 15 subsidiaries, and decided a loan limit. The amounts of unexecuted loan as of the end of the fiscal year based on these agreements are as follows:
Total of loan limits: ¥22,518 million
Executed loans outstanding: ¥15,665 million
Balance on unexecuted loans outstanding: ¥6,853 million
6.	Contingent obligation
The Company uses letters of obligation on business management instructions and other means, and provides the following companies with guarantee for borrowed indebtedness of finance:
Nidec Motors & Actuators (Spain): ¥191 million
          III. Notes on the profit and loss statement
     Business transactions with affiliated companies
*1.	Sales: ¥77,125 million

*2.	Cost of products purchased: 110,319 million

*3.	Selling, general and administrative expense: 1,746 million

*4.	Non-sales transactions: ¥29,141 million

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IV. Notes on changes to the statement of shareholders’ equity
     Type and number of treasury stocks
(Unit: shares)

Number of
	shares		Decrease during	Number of
	as of March	Increase during	the current	shares as of
Stock type	31, 2009	the current year	fiscal year	March 31, 2010
Treasury stock	5,782,871	1,535	—	5,784,406

Note:	The increase in the number of 1,535 shares of common stock held in treasury is due to repurchase of odd-lot shares.
V. Notes to the tax effect accounting
     Major reasons for deferred tax assets and deferred tax liabilities are as follows:

Deferred tax assets (current)	(Yen in millions)
Disallowed provisions for bad debts	42
Disallowed provisions for accrued bonus	764
Write-down of inventories	86
Disallowed accrued expense	176
Allowed deferred credit	56
Others	144

Subtotal	1,268
Valuation allowance	(7)

Total	1,261

Deferred tax assets, net (current)	1,261

Deferred tax assets (non-current)
Valuation loss on investment securities	86
Disallowed depreciation	151
Disallowed loss on retirement of fixed assets	322
Accrued severance and benefit costs	773
Accrued retirement benefit to directors	9
Foreign tax credit to be unused	759
Allowed long-term deferred credit	277
Impairment loss of fixed assets	83
Unwritten-off foreign taxes	1,870
Others	95

Subtotal	4,425
Valuation allowance	(113)

Total	4,312

Deferred tax liabilities (non-current)
Valuation difference on available-for-sale securities	1,033

Total	1,033

Deferred tax assets, net (non-current)	3,279

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VI. Notes on transactions with concerned parties
1.	Directors and main individual shareholders, etc.

Relationship
		Voting ratio	Concurrent	Relationship				Balance at
		(possessing/	office	with		Business		the end of
	Company	being	of	concerned	Detail of	amount	Account	term
Category	name	possessed)	officers	personnel	business	(¥mil.)	title	(¥ mil.)
Company whose majority voting rights are owned by an officer of the Company or his/her relative based on their calculation	Hamaguchi Denki Seisakusho	Mr. Yasuo Hamaguchi, an officer of the Company, directly possesses 77.3% and his relative directly possesses 6.9% of voting right. (In possession) 0.0%	1	Purchase and paid provision of components and materials	Purchase of components and materials Paid provision of components and materials	9 4	Accounts payable Accounts due	4 3
2.	Subsidiaries, etc.

		Voting	Relationship					Balance
		ratio	Concurrent	Relationship				at the
		(possessing/	office	with		Business		end of
	Company	being	of	concerned	Detail of	amount	Account	term
Category	name	possessed)	officers	personnel	business	(¥mil.)	title	(¥ mil.)
Subsidiary				Purchase of
products from Nidec
	Nidec Electronics			Electronics
	(Thailand) Co.,	Direct		(Thailand) Co.,
	Ltd.	99.9%	4	Ltd.	Purchase of motors	40,947	Accounts payable	7,951
Subsidiary				Purchase of
	Nidec (Dalian)	Direct		products from Nidec
	Limited	100.0%	5	(Dalian) Limited	Purchase of motors	18,555	Accounts payable	3,291
Subsidiary	Nidec Singapore	Direct		Sales of products
	PTE. Ltd.	100.0%	3	of the Company	Sale of motors	23,038	Accounts receivable	2,346

34

		Voting	Relationship
		ratio	Concurrent	Relationship				Balance
		(possessing	office	with		Business		at the end
	Company	/ being	of	concerned	Detail of	amount	Account	of term
Category	name	possessed)	officers	personnel	business	(¥mil.)	title	(¥ mil.)
Subsidiary	Nidec (H.K.) Co., Ltd.	Direct 100.0%	2	Sales of products of the Company	Sale of motors	20,262	Accounts receivable	6,951
Subsidiary	Nidec Philippines Corporation	Direct 99.9%	3	Purchase of products from Nidec Philippines Corporation	Purchase of motors	24,254	Accounts payable	4,258
Subsidiary	Nidec Sankyo Corporation	Direct: 72.6% In direct: 1.9%	3	Receiving deposits	CMS trading (Receiving deposits)	4,918	Deposits payable	18,855
Subsidiary	Nidec Copal Corporation	Direct: 58.5% In direct: 1.3%	4	Receiving deposits	CMS trading (Receiving deposits)	657	Deposits payable	4,572
Subsidiary	Nidec Tosok Corporation	Direct: 67.0% In direct: 1.6%	4	Loaning funds, receiving deposits	CMS trading (Collecting funds) (Receiving deposits)	439 343	Deposits payable	343
Subsidiary	Nidec-Shimpo Corporation	Direct: 100.0%	5	Loaning funds	CMS trading (Collecting funds)	964	Short-term loan to affiliated companies	3,665
Subsidiary	Nidec Brilliant Co., Ltd.	Direct: 98.9%	4	Loaning funds	Collecting funds	300	Short-term loan to affiliated companies	5,378

Notes:

1.	The consumption tax is not included in the “Business amount” section, but it is included in the “Balance at the end of term” section.

35

2.	Business conditions and policy to determine them, etc.

The above business conditions for each company are based on the Company’s purchase and sales management regulations, which are the same as the ones for other customers.

3.	The lending and borrowing interests to the above companies were decided based on the contract that considers the interest rate at the market.

4.	The Company introduced a cash management system (CMS), and, to express the Company’s CMS transactions clearly, the amounts from business transactions described herein are on the net basis.
VII. Notes on per-share-related information
1.	Net assets per share: ¥1,707.05

2.	Current net income per share: ¥227.34
VIII. Notes on important post-balance sheet events
Conclusion of a share exchange agreement
Nidec Corporation and Nidec Servo Corporation (“Nidec Servo”), at their respective board meetings held on April 26, 2010, decided to enter into a share exchange transaction to make Nidec Servo a wholly owned subsidiary of Nidec, and that the two companies have signed a Share Exchange Agreement.

(1) Purpose	By combining Nidec Servo’s business with Nidec’s, expedite the decision making process, operate the companies flexibly, share all of the two companies’ business resources, and improve the companies’ investment efficiency.

(2) Share acquisition method and timing	As a result of the Share Exchange, Nidec is expected to become the parent company owning all of the outstanding shares in Nidec Servo, and Nidec Servo is expected to become a wholly owned subsidiary of Nidec. The Share Exchange is expected to become effective on October 01, 2010, subject to approval by Nidec Servo’s shareholders at an ordinary general meeting scheduled to be held on June 18, 2010. Nidec intends to use a simplified share exchange procedure in accordance with Article 796, Paragraph 3, of the Company Act, without obtaining the approval of its shareholders for the Share Exchange.

(3) Share exchange ratio	For each share of Nidec Servo common stock, 0.0570 shares of Nidec common stock will be allocated. In the event of a significant change to the factors and assumptions used for calculating the ratio, the above share exchange ratio may be modified upon the agreement of Nidec and Nidec Servo.

(4) Number of NIDEC’s stocks to be allocated in the share exchange	Nidec expects to allocate 731,673 shares of its common stock in the Share Exchange. Nidec intends to use shares of its common stock held in treasury, and does not intend to issue any new shares, for the Share Exchange.

36

Audit Report by Independent Auditor
May 12, 2010
To: The Board of Directors Nidec Corporation

Kyoto Audit Corporation

Appointed Partner Managing Partner	Hirokaze Seal	Hanai,	C.P.A.

Appointed Partner Managing Partner	Akihiro Seal	Kajita,	C.P.A.
We, Kyoto Audit Corporation, audited Nidec Corporation’s consolidated financial statements (i.e., consolidated balance sheet, consolidated profit and loss statement, consolidated statements on shareholders’ equity, and consolidated notes on consolidated statements) for its consolidated fiscal year (April 01, 2009 – March 31, 2010) based on Article 444-4 of the Companies Act. Preparing the consolidated financial statements is the responsibility of the Company’s owner, while it is our responsibility to express its opinions on these documents from an independent party’s perspective.
We performed our audit in compliance with generally-accepted accounting standards in Japan, and the standards require us to obtain reasonable guarantee on whether any material misstatements exist in the consolidated financial statements. Our audits, performed based on audit tests, include discussion on writing consolidated financial statements as a whole, including the accounting policies and the application method thereof that the company’s owner adopted, and the estimate evaluation by the owner. It is our belief that a reasonable ground to express our opinions has been obtained as a result of our audit.
We hereby certify that the aforementioned consolidated financial statements are, based on Article 120-1 of the Corporate Calculation Regulations, in accordance with the generally-accepted corporate accounting standards in the United States (See 5-(1) of Section I, “Important basic matters for the production of consolidated financial statements,” of Notes on Consolidated Statements), and that these documents properly state, in all important aspects, the status of the assets, profit and loss during the period covered by the consolidated financial statements of the company group consisting of Nidec Corporation and its consolidated subsidiaries.
Note:
As indicated in 6-(3) of Section I, “Important basic matters for the production of consolidated financial statements,” of Notes on Consolidated Statements (the former Statement of Financial Accounting Standards No.160 “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”), Nidec adopted the accounting rule, FASB Accounting Standards CodificationTM (ASC) 810 “Consolidation,” on April 1, 2009, and prepares its consolidated financial statements based on the accounting standards.
No conflict of interest exists between the company and us, Kyoto Audit Corporation, that is required by the Certified Public Accountant Law to be described.

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Audit Report
The Board of Auditors deliberated and prepared this audit report on the execution of the duties of the members to the Board of Directors for the 37th financial year (April 01, 2009 — March 31, 2010) based on the audit reports prepared by each Auditor, and reports as follows.
1. Auditing method of and audits by Auditors and the Board of Auditors The Board of Auditors established auditing policies and an audit plan for FY2009, received reports from Auditors on the status and the result of audits and reports from the members to the Board of Directors and the Accounting Auditors on the execution of their duties, and requested an explanation as necessary.
The Auditors, in compliance with the auditor’s audit standard and FY2009’s audit policies and plan, communicated with members to the Board of Directors and employees, etc. of internal auditing and other departments, gathered information, and tried to establish appropriate environments. The Auditors also attended meetings of the Board of Directors and other important meetings, received reports from members to the Board of Directors, employees, and others on the execution of their duties, requested an explanation as necessary, viewed important approval requests and other documents, and investigated the statuses of work and assets at the Company’s head office and its main offices. In addition, the Auditors supervised and inspected the status of the system (the internal control system) established based on the contents of a resolution from a meeting of the Board of Directors and the resolution itself concerning the creation of a system stipulated in Article 100-1 and -3 of the Enforcement Regulations of the Companies Act as something necessary to ensure the proper execution of a corporation (including a system to ensure that the execution of the duties of the members to the Board of Directors complies with laws, regulations, and the Articles of Incorporation). The Auditors communicated and exchanged information with members to the Boards of Directors and Auditors, etc. of the Company’s subsidiaries, and received business reports from them as necessary. Then the Auditors deliberated the business reports and its annexed detailed statements for FY2009 based on the aforementioned methods.
The Auditors also supervised and inspected if the Accounting Auditors maintain their independence and perform audits properly, received reports from the Accounting Auditors on the execution of their duties, and requested an explanation as necessary. In addition, the Auditors received the notice from the Accounting Auditors that “A system that ensures proper execution of duties” (stipulated in each section of Article 131 of the Corporate Calculation Regulations) is in place based on “the quality control standard on audit” (based on the Business Accounting Council’s decision on October 28, 2005) and other standards, and requested an explanation as necessary. Then the Auditors deliberated the financial statements (the balance sheet, the profit and loss statement, the statements on shareholders’ equity, and the notes on the statements) and their annexed detailed statements as well as the consolidated financial statements (the consolidated balance sheet, the consolidated profit and loss statement, the consolidated statements on shareholders’ equity, and the notes on the consolidated statements) for FY2009 based on the aforementioned methods.
2. Audit result
(1)	Business report and other documents
a.	The Board of Auditors certifies that the business report and its annexed detailed statements are in accordance with laws, regulations, and the Articles of Incorporation, and that these documents exhibit the Company’s business condition properly.

b.	The Board of Auditors identified no material facts on either improper act concerning the execution of the duties of the members to the Board of Directors, or violation of any laws, regulations or the Articles of Incorporation.

c.	The Board of Auditors certifies that the resolutions from the meeting of the Board of Directors concerning an internal control system are appropriate. Also, the Board of

38

Auditors has no issues to point out on the execution of the duties of the members to the Board of Directors concerning the said internal control system.
(2)	Financial statement and annexed detailed statements

The Board of Auditors certifies that the auditing method and the audit result of the Company’s Accounting Auditor, Kyoto Audit Corporation, are appropriate.

(3)	Consolidated financial statements

The Board of Auditors certifies that the auditing method and the audit result of the Company’s Accounting Auditor, Kyoto Audit Corporation, are appropriate.

May 14, 2010
The Board of Auditors, Nidec Corporation
Hideo Asahina, Fulltime Auditor	Seal
Takashi Iwata, Fulltime Auditor	Seal
Shiro Kuniya, Auditor	Seal
Yoshiro Kitano, Auditor	Seal
Susumu Oono, Auditor	Seal

39